Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PATHFINDER ACQUISITION CORPORATION,

MOVELLA INC.,

AND

MOTION MERGER SUB, INC.

DATED AS OF OCTOBER 3, 2022

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and it will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the actual execution AND DELIVERY of this document by all such parties and the delivery of an executed copy of this document by all such parties to all other parties. THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF.

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ANNEXES AND EXHIBITS

Annex A	Definitions
Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Company Shareholder Transaction Support Agreement
Exhibit C	Form of Debt Commitment Letter
Exhibit D	Form of Post-Closing Certificate of Incorporation
Exhibit E	Form of Post-Closing Bylaws
Exhibit F	Form of Post-Closing Incentive Equity Plan
Exhibit G	Form of Post-Closing Employee Stock Purchase Plan

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 3, 2022, is made by and among Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability, Movella Inc., a Delaware corporation (the “Company”), and Motion Merger Sub, Inc., a Delaware corporation (“Motion Merger Sub”). Pathfinder, Motion Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Annex A.

WHEREAS, (a) Pathfinder is a blank check company incorporated as a Cayman Islands exempted company incorporated with limited liability on February 16, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and (b) Motion Merger Sub is, as of the date of this Agreement, a wholly owned Subsidiary of Pathfinder that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Pathfinder, Pathfinder is required to provide an opportunity for its shareholders to have their outstanding Pathfinder Class A Shares redeemed on the terms and subject to the conditions set forth therein, in connection with obtaining the Pathfinder Shareholder Approval;

WHEREAS, as of the date of this Agreement, (a) Pathfinder Acquisition LLC, a Delaware limited liability company (the “Pathfinder Sponsor”), and the Other Class B Shareholders collectively own 8,125,000 Pathfinder Class B Shares and (b) the Pathfinder Sponsor owns 4,250,000 Pathfinder Warrants;

WHEREAS, concurrently with the execution of this Agreement, the Pathfinder Sponsor, the Pathfinder Insiders (as such term is defined in the Sponsor Letter Agreement), Pathfinder and the Company are entering into the sponsor letter agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) the Pathfinder Sponsor and each Pathfinder Insider have agreed to vote the Pathfinder Shares owned by him, her or it in favor of this Agreement and the transactions contemplated hereby (including the Merger) and to forego redemption rights, if any, in respect thereof, (b) the Pathfinder Sponsor and each Other Class B Shareholder have agreed to (i) waive, subject to, and conditioned upon and effective as of immediately prior to, the Effective Time, waive any adjustment to the conversion ratio set forth in the Governing Documents of Pathfinder and any other anti-dilution or similar protections with respect to the Pathfinder Class B Shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise) and (ii) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to, the Effective Time, any rights to adjustment of the conversion ratio with respect to the Pathfinder Class B Shares owned by him, her or it set forth in the Governing Documents of Pathfinder or any other anti-dilution or similar protection with respect to the Pathfinder Class B Shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise), (c) the Pathfinder Sponsor has, subject to, and conditioned upon and effective as of immediately prior to, the Effective Time agreed to forfeit a number of the Pathfinder Class B Shares owned by it set forth therein and (d) the Pathfinder Sponsor and each Pathfinder Insider has agreed to, subject to, and conditioned upon and effective as of, the Effective Time, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, as promptly as reasonably practicable (and in any event within twenty-one (21) days) following the date of this Agreement (the “Company Shareholder Transaction Support Agreement Deadline”), certain of the Company Shareholders (including certain of the Company Shareholders set forth on Schedule 1.1 of the Company Disclosure Schedules, such persons, the “Supporting Stockholders”) holding at least a number of Company Shares sufficient to provide the Requisite Shareholder Approvals (collectively, the “Requisite Supporting Stockholders”) will enter into a transaction support agreement with Pathfinder, the Pathfinder Sponsor and the Company, substantially in the form attached hereto as Exhibit B (the “Company Shareholder Transaction Support Agreement”), pursuant to which the Requisite Supporting Stockholders will agree to, among other things, (a) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by this Agreement and the Ancillary Documents (including the Merger and the Pre-Closing Recapitalization), (b) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization), (c) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing and (d) not transfer any of his, her or its Equity Securities of the Company, in each case, on the terms and subject to the conditions set forth in the Company Shareholder Transaction Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and FP Credit Partners, L.P. (together with its Affiliates who are commitment parties thereunder, collectively, “Francisco Partners”) are entering into a commitment letter, substantially in the form of Exhibit C attached hereto (the “Debt Commitment Letter”), pursuant to which, among other things, Francisco Partners has committed to provide financing in an aggregate amount of $75,000,000 to the Company in connection with the transactions contemplated by this Agreement (the “FP Financing”), to launch a tender offer for $75,000,000 of Pathfinder Class A Shares at $10.00 per share (the “Tender Offer” and the Pathfinder Class A Shares acquired by Francisco Partners in the Tender Offer, the “Tender Shares”), in each case on the terms and subject to the conditions set forth in the Debt Commitment Letter;

WHEREAS, if Francisco Partners acquires less than $75,000,000 of Pathfinder Class A Shares in the Tender Offer, Pathfinder shall enter into one or more private placement subscription agreements (collectively, the “PIPE Agreement”), in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed) at or prior to the Closing, pursuant to which Francisco Partners will acquire in a private placement additional Pathfinder Post-Closing Common Shares (“PIPE Shares”) at $10.00 per share (the “PIPE”), such that immediately following the completion of the PIPE, subject to and conditioned upon the occurrence of the Effective Time, Francisco Partners would have acquired 7,500,000 Pathfinder Class A Shares in the Tender Offer and the PIPE, collectively;

WHEREAS, on the Closing Date, as consideration for the FP Financing, at and subject to the Effective Time and subject to the consummation of the FP Financing, Pathfinder will issue 1,000,000 Pathfinder Post-Closing Common Shares (the “Granted FP Shares”) to Francisco Partners pursuant to a grant agreement (the “Share Grant Agreement”), in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed) at or prior to the Closing;

WHEREAS, as promptly as reasonably practicable (and in any event prior to the NPA Execution Date (as defined in the Debt Commitment Letter)), Francisco Partners will enter into a transaction support agreement with Pathfinder, the Pathfinder Sponsor and the Company (the “FP Transaction Support Agreement”), in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company on the terms and subject to the conditions set forth in the Debt Commitment Letter as in effect as of the date hereof (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed), pursuant to which Francisco Partners shall agree to, among other things, (a) vote all of its Pathfinder Shares in favor of this Agreement, the Ancillary Documents to which Pathfinder is or will be a party and the transactions contemplated hereby and thereby (including the Merger and any Pathfinder Extension), (b) to forego redemption rights, if any, in respect thereof prior to the termination of this Agreement and (c) not to transfer any of his, her or its Pathfinder Shares prior to the Closing (subject to certain exceptions), in each case, on the terms and subject to the conditions set forth in the FP Transaction Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, Pathfinder, the Pathfinder Sponsor, the Other Class B Shareholders, Francisco Partners and certain Company Shareholders are entering into a registration and shareholder rights agreement (the “Shareholder Rights Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of, the Effective Time, the Persons party thereto that will be holders of Pathfinder Shares (a) will agree not to effect any sale or distribution of any Pathfinder Shares held by any of them during the lock-up period described therein, and (b) will be granted certain registration rights with respect to their respective Pathfinder Shares, in each case, on the terms and subject to the conditions set forth in the Shareholder Rights Agreement;

WHEREAS, on the Closing Date, prior to the Effective Time and subject to the satisfaction or waiver of the conditions of this Agreement, Pathfinder shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication, (a) Motion Merger Sub will merge with and into the Company, with the Company as the surviving company in the Merger and, as a result of the Merger, the Company will become a wholly owned Subsidiary of Pathfinder, and (b) each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Pathfinder (the “Pathfinder Board”) has (a) approved this Agreement, the Ancillary Documents to which Pathfinder is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of Pathfinder Shares entitled to vote thereon;

WHEREAS, the board of directors of Motion Merger Sub has approved this Agreement, the Ancillary Documents to which Motion Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company Board has unanimously (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization) by the holders of Company Shares entitled to vote thereon at a meeting of the shareholders of the Company;

WHEREAS, Pathfinder, as the sole shareholder of Motion Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Motion Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company Shareholders holding a number of Company Shares sufficient to provide the Requisite Shareholder Approval will, as promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act, approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization) by executing and delivering the Company Shareholder Written Consent; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company, Pathfinder and Motion Merger Sub are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (clauses (a) through (c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I
MERGER

Section 1.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 1.1:

(a) Company Pre-Closing Recapitalization; Redemption and Domestication.

(i) On the Closing Date, prior to the Effective Time (A) immediately prior to the Domestication, Pathfinder shall cause each Pathfinder Pre-Closing Share that a Pathfinder Shareholder has timely and validly elected to redeem (pursuant to the exercise of such holder’s right to a Pathfinder Shareholder Redemption), to be redeemed, in each case, on the terms and subject to the conditions set forth in Pathfinder’s Governing Documents and (B) Pathfinder shall cause the Domestication to occur in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Cayman Act”), including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Pathfinder and the Company, together with the Post-Closing Certificate of Incorporation. In connection with (and as part of) the Domestication and, in the case of clauses (1), (3) and (4), in accordance with Pathfinder’s Governing Documents, Pathfinder shall cause (1) each Pathfinder Pre-Closing Share that is issued and outstanding immediately prior to the Domestication (and that is not otherwise redeemed in connection with a Pathfinder Shareholder Redemption immediately prior to the Domestication as set forth in clause (1) above) to be converted into one Pathfinder Share, (2) each Pathfinder Warrant that is outstanding immediately prior to the Domestication to be automatically converted into, from and after the Domestication, the right to purchase one Pathfinder Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder Warrant Agreement (each, a “Pathfinder Post-Closing Warrant”), (3) the Governing Documents of Pathfinder to become the certificate of incorporation, substantially in the form attached hereto as Exhibit D (from and after the Domestication, with such changes thereto as may be mutually agreed to by the Company and Pathfinder, the “Post-Closing Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit E (from and after the Domestication, with such changes thereto as may be mutually agreed to by the Company and Pathfinder, the “Post-Closing Bylaws”), and (4) Pathfinder’s name shall be changed to “Movella Holdings Inc.”, provided, however, that, in connection with clauses (1) and (2), each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Pathfinder Class A Shares and underlying Pathfinder Warrants prior to the Domestication shall, for the avoidance of doubt, from and after the Domestication, be canceled and will entitle the holder thereof to one Pathfinder Share and one-fifth of one Pathfinder Post-Closing Warrant. The Post-Closing Certificate of Incorporation and the Post-Closing Bylaws shall be the Governing Documents of Pathfinder from and after the effectiveness of the Domestication until such time that any such Governing Documents are amended, restated, supplemented or otherwise modified in accordance with the underlying terms thereof and applicable Law.

(ii) On the Closing Date, prior to the Effective Time, the Company shall cause (A) each Company Preferred Share that is issued and outstanding as of such time to be converted into and become a number of Company Common Shares set forth on the Allocation Schedule (the “Preferred Share Conversion”), in each case in accordance with the Governing Documents of the Company, the Company Shareholders Agreement and applicable Law and each such Company Preferred Share shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Common Shares into which such Company Preferred Share has converted, (B) the Company Warrant Exercise to occur pursuant to Section 1.4(c) and (C) the Company Convertible Note Conversion to occur pursuant to Section 1.4(d), (clauses (A), (B) and (C), collectively, the “Pre-Closing Recapitalization”).

(b) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the consummation of the Domestication, Motion Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Motion Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

(ii) On the Closing Date promptly following the consummation of the Domestication, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in the form required by, and otherwise in accordance with the relevant provisions of, the DGCL. The Merger shall become effective on the date and at the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as may be agreed by the Company and Pathfinder in writing and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Motion Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Motion Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Motion Merger Sub shall be the Governing Documents of the Surviving Company, except that the name of the Surviving Company shall be changed to be the name of the Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Motion Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than any Dissenting Company Shares and the Company Shares canceled and extinguished pursuant to Section 1.1(b)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the applicable portion of the Transaction Share Consideration set forth on the Allocation Schedule. From and after the Effective Time, each Company Shareholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 1.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 7.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and/or time as Pathfinder and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Allocation Schedule. At least five (5) Business Days prior to the Closing, the Company shall deliver to Pathfinder an allocation schedule (the “Allocation Schedule”) setting forth (a) (i) the number and type of Company Shares held by each Company Shareholder (before and after giving effect to the Pre-Closing Recapitalization), (ii) the number and type of Company Shares subject to each Company Warrant held by each holder thereof and the number of Company Shares that will be held by each such holder after giving effect to the exercise of Company Warrants (or, in the case of the SVB Warrants, if applicable, any Company Common Shares subject to such SVB Warrants) pursuant to Section 1.4(c) (the “Company Warrant Exercise”), (iii) the number and type of Company Shares subject to each Company Option held by each holder thereof that is outstanding, (iv) the number and type of Company Shares that will be held by each holder of Company Convertible Notes after giving effect to the conversion of Company Convertible Notes pursuant to Section 1.4(d) (the “Company Convertible Note Conversion”), as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including any conversion, exchange (or similar) ratio on which such calculations are based) and (v) whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, (b) in the case of the Company Options and Company Warrants, the exercise (or similar) price and, if applicable, the exercise (or similar) date, (c) (i) the Adjusted Pre-Closing Equity Value, the Aggregate Company Vested Option Exercise Price, and the Transaction Share Consideration, (ii) the portion of the Transaction Share Consideration allocated to each Vested Company Option pursuant to Section 1.4(a), (ii) the number of Pathfinder Shares to which each Rollover Unvested Option will be subject at the Effective Time, and (iii) the portion of the Transaction Share Consideration allocated to each Company Share pursuant to Section 1.1(b)(vii) (including, for the avoidance of doubt, each Company Share that is issued in connection with the Pre-Closing Recapitalization and each Company Share subject to the SVB Warrants), as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including any conversion, exchange (or similar) ratio on which such calculations are based (including, for the avoidance of doubt, relating to the Pre-Closing Recapitalization)), (d) the exercise price of each Rollover Option at the Effective Time, which shall be based on the same exchange (or similar) ratio used for purposes of determining the number of Rollover Options for which such Company Option is exchanged in the preceding clause (c), (e) a list of each Company Shareholder that is a Dissenting Company Shareholder and the number of Company Shares held by such Company Shareholder that are Dissenting Company Shares, and (f) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a) through (e) are, and will be, as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the Allocation Schedule Requirements. The Allocation Schedule (and the calculations and determinations contained therein) will be prepared in accordance with (i) the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholder Agreements and applicable Laws, (ii) in the case of the Company Options, in accordance with the applicable Company Equity Plan and any applicable grant, award or similar agreement with respect to each such Company Option, (iii) in the case of any Company Warrants, any applicable warrant or similar agreement with respect to each such Company Warrant and (iv) in the case of the Company Convertible Notes, each such Company Convertible Note, (clauses (i) through (iv), collectively, the “Allocation Schedule Requirements”). The Company will review any comments to the Allocation Schedule provided by Pathfinder or any of its Representatives and consider in good faith the comments provided by Pathfinder or any of its Representatives and incorporate any reasonable comments proposed by Pathfinder or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the aggregate number of Pathfinder Shares set forth on the Allocation Schedule to be received or otherwise allocated to the holders of Equity Securities of the Company (and/or to be received or otherwise allocated in respect of any other vested Equity Securities of the Company prior to the Closing including, for the avoidance of doubt, in respect of the SVB Warrants, whether or not exercised) exceed (1) the Transaction Share Consideration minus (2) the portion of the Transaction Share Consideration that would be allocated to Company Shares pursuant to Section 1.1(b)(vii) but for such Company Shares being Dissenting Company Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any portion of the Transaction Share Consideration described in this clause (2) be allocated to any other holder of Equity Securities of the Company and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 1.7) (i.e., the aggregate value of the Pathfinder Shares received by holders of any vested Equity Securities in the Company (including, for the avoidance of doubt, in respect of the SVB Warrants, whether or not exercised) shall not exceed (A) the Company Pre-Closing Equity Value (based on the Pathfinder Common Share Value), minus (B) the value of any Pathfinder Shares that would be allocated to Company Shares pursuant to Section 1.1(b)(vii) but for such Company Shares being Dissenting Company Shares (based on the Pathfinder Common Share Value)). For the avoidance of doubt, the Unvested Company Options shall not be included as part of the Transaction Share Consideration and shall, as provided in Section 1.4(b), be converted into Rollover Unvested Options and constitute awards issued under the Post-Closing Incentive Equity Plan. The Pathfinder Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the holders of Equity Securities of the Company under this Agreement or under the Exchange Agent Agreement, as applicable.

Section 1.4 Treatment of Company Options, Warrants and Convertible Notes.

(a) At the Effective Time by virtue of the Merger, and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 1.4(f)), each Vested Company Option shall automatically cease to represent the right to purchase Company Common Shares and shall be canceled and extinguished in exchange for an option to purchase Pathfinder Shares under the Post-Closing Incentive Equity Plan (each, a “Rollover Vested Option”) with the number of Rollover Vested Options and exercise price thereof set forth on the Allocation Schedule. Each Rollover Vested Option shall be subject to the same terms and conditions (including applicable expiration and forfeiture provisions) that applied to the corresponding Vested Company Option immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option) or (B) to the extent they conflict with the Post-Closing Incentive Equity Plan and (ii) such other immaterial administrative or ministerial changes as the Pathfinder Board (or the compensation committee of the Pathfinder Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Vested Options. Such conversion shall occur in a manner intended to comply with (x) the requirements of Section 409A of the Code and (y) in the case of any Rollover Vested Option that is an incentive stock option, the requirements of Section 424 of the Code.

(b) At the Effective Time by virtue of the Merger, and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 1.4(f)), each Unvested Company Option shall automatically cease to represent the right to purchase Company Common Shares and shall be canceled and extinguished in exchange for an option to purchase Pathfinder Shares under the Post-Closing Incentive Equity Plan (each, an “Rollover Unvested Option” and together with the Rollover Vested Options, the “Rollover Options”) with the number of Rollover Unvested Options and exercise price thereof set forth on the Allocation Schedule. Each Rollover Unvested Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested Company Option immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option) or (B) to the extent they conflict with the Post-Closing Incentive Equity Plan and (ii) such other immaterial administrative or ministerial changes as the Pathfinder Board (or the compensation committee of the Pathfinder Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Unvested Options. Such conversion shall occur in a manner intended to comply with (x) the requirements of Section 409A of the Code and (y) in the case of any Rollover Option that is an incentive stock option, the requirements of Section 424 of the Code.

(c) On the Closing Date prior to the Closing, each Company Warrant shall be “net” exercised in exchange for a number of Company Common Shares determined in accordance with the terms of the applicable warrant agreement and shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Common Shares into which the Company Warrants are exchanged.

(d) On the Closing Date prior to the Closing, the Company Convertible Notes shall be automatically and fully converted into the number of Company Common Shares set forth on the Allocation Schedule in accordance with the terms of such Company Convertible Notes and such Company Convertible Notes (including the outstanding principal amount of, and all accrued and unpaid interest on such Company Convertible Notes) shall be canceled, satisfied, extinguished, discharged and retired in connection with such conversion and shall be entitled only to the consideration set forth in Section 1.1(b)(vii) based upon the number of Company Common Shares into which such Company Convertible Notes were so automatically converted. Following such Company Convertible Notes Conversion, any notes evidencing such Company Convertible Notes shall no longer be outstanding and shall automatically be canceled, satisfied, extinguished, discharged and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Common Shares into which the Company Convertible Notes are exchanged.

(e) At the Effective Time, all Company Equity Plans shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, the other Group Companies and Pathfinder) and all Company Equity Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans or any underlying grant, award, or similar agreement, except as otherwise expressly provided for in Section 1.4(a) or Section 1.4(b), as applicable.

(f) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans, with respect to the Company Warrants, with respect to the Company Convertible Notes, under the underlying grant, award, warrant or similar agreement and otherwise to give effect to the provisions of this Section 1.4 and cause Pathfinder and its Affiliates to have no Liability with respect thereto, except as expressly provided in this Agreement.

Section 1.5 Deliverables.

(a) At least three (3) Business Days prior to the Closing Date, Pathfinder shall enter into an exchange agent agreement (the “Exchange Agent Agreement”) with Continental as the exchange agent or such other person as Pathfinder and the Company mutually agree to appoint (such agreement not to be unreasonably withheld, conditioned or delayed by either Pathfinder or the Company) (the “Exchange Agent”) for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Share pursuant to Section 1.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall, and shall cause its Representatives to, reasonably cooperate with Pathfinder and the Exchange Agent and their respective Representatives in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as reasonably determined by Pathfinder, by also entering into the Exchange Agent Agreement in the form agreed to by Pathfinder and the Exchange Agent) and the covenants and agreements set forth in this Section 1.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as reasonably determined by Pathfinder, or otherwise required by the Exchange Agent Agreement or the Exchange Agent for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Persons that will be the Company Shareholders as of immediately prior to the Effective Time.

(c) At the Effective Time, Pathfinder shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 1.5 through the Exchange Agent, evidence of Pathfinder Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 1.1(b)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 1.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant to Section 1.1(b)(vii) shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the Closing Date, upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message,” as applicable, and any other documents or agreements required by the Letter of Transmittal, is delivered to the Exchange Agent in accordance with Section 1.5(d) (i) at least two (2) Business Days prior to the Closing Date, then Pathfinder and the Company shall use commercially reasonable efforts to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date, or (ii) less than two (2) Business Days prior to the Closing Date, then Pathfinder and the Company shall use commercially reasonable efforts to cause the applicable portion of the Transaction Share Consideration to be issued to the Company Shareholder in book-entry form within two (2) Business Days after such delivery.

(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that, in addition to any other requirements set forth in the Letter of Transmittal or the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 1.5, each Company Share (other than, for the avoidance of doubt, any Dissenting Company Shares and the Company Shares canceled and extinguished pursuant to Section 1.1(b)(viii)) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 1.1(b)(vii).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to Pathfinder or as otherwise instructed by Pathfinder, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 1.5 prior to that time shall thereafter look only to Pathfinder for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of Pathfinder, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Pathfinder free and clear of any claims or interest of any Person previously entitled thereto.

Section 1.6 Fractional Shares. Notwithstanding the foregoing or anything to the contrary herein, no fractional Pathfinder Shares shall be issued in connection with the transactions contemplated hereby. All fractional Company Shares that each Person will have a right to receive shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share. All fractional Pathfinder Shares that each Person will have a right to receive in connection with the Merger shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share.

Section 1.7 Dissenting Company Shareholders. Notwithstanding anything to the contrary herein, any Company Share for which any Company Shareholder (such Company Shareholder, a “Dissenting Company Shareholder”) (a) has not voted in favor of the Merger or consented to it in writing, or has waived its rights of appraisal and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) shall not be converted into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 1.1(b)(vii). From and after the Effective Time, (i) the Dissenting Company Shares shall be canceled and extinguished and shall cease to exist and (ii) the Dissenting Company Shareholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including Pathfinder); provided, however, that if any Dissenting Company Shareholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Company Shareholder (A) shall no longer be deemed to be Dissenting Company Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 1.1(b)(vii) upon delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal) and the surrender of the applicable documents and other deliverables set forth in Section 1.5(d). Each Dissenting Company Shareholder who becomes entitled to payment for his, her or its Dissenting Company Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give Pathfinder prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Pathfinder shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Pathfinder (prior to the Closing) or the Pathfinder Sponsor (after the Closing), make any payment or deliver any consideration (including Pathfinder Shares) with respect to, settle or offer or agree to settle any such demands.

Section 1.8 Withholding. Pathfinder, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding), except with respect to compensatory amounts payable to current or former employees.

Article II
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 7.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Pathfinder Parties as follows:

Section 2.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly incorporated, organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation, formation or organization (as applicable). Section 2.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of incorporation, formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and each Company Shareholders Agreement have been made available to Pathfinder, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholder Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or any Company Shareholder Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 2.2 Capitalization of the Group Companies.

(a) Except for changes to the extent permitted by or resulting from the issuance, grant, transfer or disposition of Equity Securities of the Company in accordance with Section 4.1(b)(ii) or Section 4.1(b)(v), Section 2.2(a) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable vesting commencement date, (C) any applicable exercise (or similar) price, (D) the expiration date, (E) the number of vested and unvested Equity Securities as of the date of this Agreement, and (F) any applicable vesting schedule (including acceleration provisions), (iv) with respect to each Company Warrant (A) the date of grant, (B) any applicable exercise (or similar) price and (C) the expiration date and (v) with respect to each Company Convertible Note (A) the date of grant, (B) any applicable exercise, conversion (or similar) price and (C) the expiration date. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the Company Shares are fully paid and non-assessable and each Company Warrant and Vested Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Warrant or Company Option for purposes of Section 1.4 (i.e., the value of the Transaction Share Consideration allocated to each Vested Company Option or Company Warrant (determined by reference to, for the avoidance of doubt, the Pathfinder Common Share Value) is in excess of the exercise (or similar) price applicable to such Vested Company Option or Company Warrant), and, except for the Equity Securities set forth on Section 2.2(a) of the Company Disclosure Schedules or issued or granted as permitted by or in accordance with Section 4.1(b)(v), there are no other capital stock or other Equity Securities (including convertible notes) of the Company outstanding. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, or any other Contract to which the Company or any of their Affiliates is party or bound (including, for the avoidance of doubt, any Company Shareholders Agreement), (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and the Code. Except for the Company Warrants, Company Options and Company Convertible Notes set forth on Section 2.2(a) of the Company Disclosure Schedules or the Company Options either permitted by Section 4.1(b) or granted in accordance with Section 4.1(b), the Company does not have any outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, equity or equity-based rights, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company, or any obligation of the Company, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) Immediately prior to the Effective Time and after, for the avoidance of doubt, giving effect to the Pre-Closing Recapitalization, (i) the authorized capital stock of the Company will consist of 95,000,000 Company Common Shares and 66,971,605 Company Preferred Shares, (ii) other than as noted in clause (i) above, no shares of preferred stock or any other Equity Securities of the Company will be authorized, issued or outstanding (other than any Company Options), and (iii) all of the issued and outstanding Company Common Shares (A) will be duly authorized, validly issued, fully paid and nonassessable and (B) will not have been issued in breach or violation of (1) the Governing Documents of the Company, or (2) any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person or any Contract to which the Company or any of its Affiliates are a party or bound or (3) applicable Law and (C) will be free and clear of all Liens (other than transfer restrictions under this Agreement, under the applicable Ancillary Documents, under applicable Securities Law, under the Governing Documents of the Company and under any Company Shareholders Agreement).

(c) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under this Agreement, under the applicable Ancillary Documents, under applicable Securities Law, under the Governing Documents of the Company and under any Company Shareholders Agreement). Except for any Company Shareholders Agreement or as contemplated in connection with the Company Shareholder Transaction Support Agreements or the Debt Commitment Letter (or any definitive Debt Financing Agreements related thereto), there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Equity Securities of the Company.

(d) Section 2.2(d) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of each Subsidiary of the Company (A) have been duly authorized and validly issued and, as applicable, are fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, (as applicable), or other applicable Law), (B) were not issued in violation of such Subsidiary’s Governing Documents, any Company Shareholders Agreement or any other Contract to which any Group Company is party or bound, (C) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the any Group Company) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person, (D) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws and the Code, and (E) are free and clear of all Liens (other than transfer restrictions under this Agreement, under the applicable Ancillary Documents, under applicable Securities Law, under the Governing Documents of the Company and under any Company Shareholders Agreement). There are no outstanding (1) equity appreciation, phantom equity, or profit participation rights or (2) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Except as set forth on Section 2.2(d) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(e) Except as set forth on Section 2.2(e) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(f) Section 2.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness for borrowed money of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(g) Section 2.2(g) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 2.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Shareholder Written Consent is the only vote or consent of the holders of any class or series of Equity Securities of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the obligations of the Company hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Merger and the Pre-Closing Recapitalization).

Section 2.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Pathfinder a true and complete copy of the audited consolidated balance sheets of the Group Companies as of December 31, 2021 (the “Latest Balance Sheet”) and December 31, 2020, and the related audited consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Group Companies for each year then ended (collectively, the “Financial Statements”), each of which is attached as an annex to Section 2.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, where applicable), (B) fairly presents, in all material respects, the consolidated financial position of the Group Companies, the consolidated results of the Group Companies’ operations and comprehensive loss and statements of stockholders’ equity and cash flows of the Group Companies (on a consolidated basis) as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) in the case of the financing statements described in the definition “Financial Statements”, was audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(b) Each of the (i) the unaudited consolidated balance sheets of the Group Companies as of June 30, 2021 and June 30, 2022, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Group Companies for the six (6) month periods then ended (the financial statements described in this clause (i), the “Closing Company June Financial Statements”) and (ii) the other financial statements or similar reports of the Group Companies required to be included in the Registration Statement / Proxy Statement (including customary pro forma financial statements) or any other filings to be made by the Group Companies or Pathfinder with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (collectively, the “Other Closing Company Financial Statements”, and collectively with the Financial Statements, the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 4.17, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the consolidated financial position of the Group Companies, the consolidated results of the Group Companies’ operations and comprehensive losses, statements of stockholders’ equity and cash flows of the Group Companies (on a consolidated basis) for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for, or directly or indirectly related to, a breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) except as set forth in Section 2.4(c) of the Company Disclosure Schedule or (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP. No Group Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Group Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid any disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiaries in the Financial Statements or the Closing Company Financial Statements.

(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Except as set forth in Section 2.4(e) of the Company Disclosure Schedule, since the incorporation of the Company, no Group Company has determined or otherwise received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 2.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger, (iv) the approvals and consents to be obtained by the Company pursuant to Section 4.13, (v) compliance with the listing requirements of Nasdaq and such filings with and approvals of Nasdaq to permit the Pathfinder Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of any Group Company’s Governing Documents or any of the Company Shareholders Agreements, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject to or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 2.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation, or termination of any Material Permit has been received by any Group Company.

Section 2.7 Material Contracts.

(a) Section 2.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 2.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 2.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement and the Contracts required to be set forth on Section 2.24(b) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract or similar Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $2,000,000 over the life of the Contract or that is otherwise material, individually or in the aggregate, to the Group Companies, taken as a whole;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,500,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 2.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or Pathfinder or any of its Affiliates following the Closing) may be required to pay royalties or other contingent payments based on any research, development, sale, distribution or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Owned Intellectual Property;

(xi) any Contract pursuant to which the Group Companies acquire or otherwise gain access to or the use of any material Company Data for an expenditure by the Group Companies in an amount in excess of (A) $500,000 annually or (B) $1,500,000 over the current term of the agreement;

(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or consultant of a Group Company whose annual compensation is in excess of $300,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Pathfinder or any of its Affiliates following the Closing);

(xv) any Contract set forth or required to be set forth on Section 2.13(d) of the Company Disclosure Schedules;

(xvi) any collective bargaining agreement or other Contract with any Union;

(xvii) any Contract that is a consent-to-use, covenant-not-to-sue, coexistence, concurrent use, settlement agreement or similar agreement, in each case with respect to material Company Owned Intellectual Property or that materially affects the Group Company’s ability to use, enforce, or disclose any Intellectual Property Rights; and

(xviii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to Pathfinder true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

Section 2.8 Absence of Changes. During the period beginning on January 1, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their respective business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Pathfinder if taken during the period from the date of this Agreement until the Closing pursuant to Section 4.1(b)(i), Section 4.1(b)(ii)(A), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(v), Section 4.1(b)(vii), Section 4.1(b)(xi), Section 4.1(b)(xii), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv)(A), (B) or (C) (to the extent related to any Material Contract of the type described in Section 2.7(a)(ix)), Section 4.1(b)(xv)(D) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing).

Section 2.9 Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 2.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Lookback Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 2.11 Employee Plans.

(a) Section 2.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided Pathfinder with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, as applicable: (i) all current plan documents governing such plan and all amendments thereto (or, to the extent unwritten, a summary of its material terms); (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report filed with the IRS (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the IRS; (vi) the most recent compliance testing results, including nondiscrimination testing; and (vii) all material, non-routine notices from or correspondence with any Governmental Entity relating to an Employee Benefit Plan received in the past three (3) years relating to any matter that has or could result in a material Liability to any Group Company.

(b) No Group Company has any Liability (including any Liability on behalf of any ERISA Affiliate) with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and, to the Company’s knowledge, there is no fact or circumstance that would reasonably be expected to adversely affect such favorable determination. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings in writing with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan except as is not and would not reasonably be expected to result in a material Liability to any Group Company. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance in all material respects with the requirements of applicable Law.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase in any material respect the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iv) limit or restrict in any material respect the ability of Pathfinder or its Affiliates to merge, amend or terminate any Employee Benefit Plan, or (v) result in any payment that could constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedules, each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement, or has any material unfunded or underfunded Liabilities.

(g) Each Company Option was issued with a per share exercise price equal to or greater than the fair market value of the underlying Company Share on the date of grant.

Section 2.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential liability under, violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since the Lookback Date, or earlier to the extent unresolved, there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances that has given rise or would give rise to any Liability pursuant to Environmental Laws for any Group Company.

The Group Companies have made available to Pathfinder copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 2.13 Intellectual Property.

(a) Section 2.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all currently registered, issued or pending Company Registered Intellectual Property (excluding Internet domain names) as of the date of this Agreement. Section 2.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property, as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued, registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees, maintenance, filings and renewals with respect to any material Company Registered Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars as necessary to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies, in each case for any Intellectual Property Rights, has been canceled, abandoned, allowed to lapse or not renewed, except where the applicable Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the material Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened in writing by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property used in and material to the business of each Group Company as currently conducted, free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis.

(d) Section 2.13(d) of the Company Disclosure Schedules sets forth a list of all current material Contracts for Company Licensed Intellectual Property as of the date of this Agreement under which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any material Company Licensed Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) Contracts with ancillary licenses where the licensing of or granting of rights in Intellectual Property Rights is not the primary purpose of such Contract and (D) non-disclosure agreements and licenses or other Contracts with employees, individual consultants or individual contractors that do not materially differ from the Group Companies’ form therefor that has been made available to Pathfinder. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, constitutes (x) all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and (y) all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, is valid, subsisting and to the Company’s knowledge, enforceable, and all of the Group Companies’ rights in and to the Company Registered Intellectual Property and the Company Owned Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Lookback Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company’s past and present employees, consultants, advisors, collaboration partners and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company, or such Company Owned Intellectual Property has vested in a Group Company by operation of Law, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no Person is in violation of any such confidentiality or Intellectual Property Rights assignment agreement in any material respect.

(f) Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by such Group Company. Without limiting the foregoing, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or such Person was bound under applicable Law to equivalent limitations. To the Company’s knowledge, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there has not been since the Lookback Date any violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or violation of any written obligations with respect to such trade secrets, know-how or confidential information.

(g) None of the material Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(h) Since the Lookback Date, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, neither the conduct of the business of the Group Companies nor any of the current Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, constituted or resulted from an unauthorized use or misappropriation of or otherwise violated any valid Intellectual Property Rights of any other Person.

(i) Since the Lookback Date, there is no material Proceeding pending nor has any Group Company received any written charge, complaint, claim, demand, notice or other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) claiming that any Group Company must take a license under or refrain from using any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(j) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any material Company Owned Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(k) Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(l) The Company IT Systems and Company Data are reasonably sufficient in all material respects for the needs of the Group Companies and Company Products, including as to capacity. Since the Lookback Date, there has been no failure, substandard performance, or any data loss involving any Company IT System that has caused a material disruption to the Group Companies or in any of the Company Products currently offered or under development by the Company that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions. To the Company’s knowledge, the Company IT Systems do not contain any malware or other processes or components intentionally designed to permit unauthorized access to, maliciously disable, encrypt or erase, or otherwise harm any Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since the Lookback Date, the Group Companies have not received written notice of any audit in connection with any Material Contract pursuant to which they use any third-party IT system or Company Data.

(m) No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product or is otherwise considered Company Owned Intellectual Property and that is distributed to Persons outside of the Group Companies or its employees or contractors, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(n) Each item of Company Owned Intellectual Property or material Company Licensed Intellectual Property will be owned or available for use by an applicable Group Company immediately subsequent to the Closing on identical terms and conditions as such Company Owned Intellectual Property or Company Licensed Intellectual Property was owned or available for use by the Group Companies immediately prior to the Closing, except as is not and would not have a Company Material Adverse Effect.

Section 2.14 Labor Matters.

(a) None of the Group Companies has, or, since the Lookback Date has had, any material Liability for any past due wages or other compensation for services (including salaries, wage premiums or bonuses) to their current or former employees, directors, officers or other service providers, or any penalty, fine or other sum for failure to pay such compensation in a timely manner. Since the Lookback Date, (i) none of the Group Companies has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since the Lookback Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any collective bargaining agreements or other Contracts or arrangements with any labor union, works council, labor organization or other employee representative (each, a “Union”) nor, to the Company’s knowledge, is there any duty on the part of any Group Company to bargain or consult with, or provide notice to, any Union which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. No employee of any Group Company is represented by a Union with respect to his or her employment with such Group Company. Since the Lookback Date there has been no pending or, to the Company’s knowledge, threatened unfair labor practice charges in writing, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since the Lookback Date, there have been no pending or threatened labor organizing activities in writing with respect to any employees of any Group Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, work schedule change, reduction in hours or reduction in salary or wages affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to, arising out of or as a result of COVID-19.

(e) To the Company’s knowledge, no executive, employee or group of employees with annualized compensation at or above $300,000 of any of the Group Companies has given notice of termination of employment with any of the Group Companies within the twelve (12) -month period following the Closing Date. To the Company’s knowledge, no executive, employee or group of employees with annualized compensation at or above $300,000 has been accused of any sexual harassment, sexual assault or other similar sexual misconduct or sexual discrimination in connection with his or her employment with the Group Companies during the last three (3) years. No Group Company reasonably expects any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.

Section 2.15 Insurance. Section 2.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Pathfinder. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 2.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) No Group Company has been a party to a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of a consolidated, combined, unitary or aggregate group of which a Group Company (or any predecessor thereof) was not the ultimate parent or (ii) has, to the Company’s knowledge, any actual unpaid liability for the material Taxes of any person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, or by contract, in each case other than pursuant to or arising from (x) agreements entered into in the ordinary course of business and the primary purpose of each of which does not relate to Taxes and (y) a Group Company being a member of a consolidated, combined, unitary and/or aggregate group.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file material Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that (i) is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes or (ii) in respect of Taxes that are not material) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is tax resident only in its country of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger and the Domestication from qualifying for the Intended Tax Treatment. To the Company’s knowledge, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the date hereof of Pathfinder or any of its respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger and the Domestication from qualifying for the Intended Tax Treatment.

(o) The Company is, and has been at all times since its inception, classified as a C-corporation for U.S. federal income tax purposes and Schedule 2.16(o) lists the U.S. federal income tax classification of each Group Company and, unless otherwise noted thereon, each Group Company has properly had such classification at all times since its incorporation or formation, as applicable, except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 2.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 2.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 7.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 2.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 2.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Pathfinder. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 2.19 Transactions with Affiliates. Section 2.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including Employee Benefit Plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) the Ancillary Documents and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 4.1(b) or entered into in accordance with Section 4.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 4.1(b) or entered into in accordance with Section 4.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 2.19 are referred to herein as “Company Related Party Transactions”.

Section 2.20 Data Privacy and Security.

(a) Each Group Company involved in the collection or Processing of Personal Data has implemented and, where applicable, posted written privacy notices relating to the Processing of Personal Data to the extent required by applicable Privacy Laws (“Privacy and Data Security Policies”) and is, and since the Lookback Date, has been, in compliance in all material respects with such Privacy and Data Security Policies.

(b) To the Company’s knowledge, there are no pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity or (iv) any regulatory entity or self-regulatory entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Privacy and Security Requirements. The Group Companies do not engage in the sale, as such term is defined by applicable law, of Personal Data.

(c) Since the Lookback Date, to the Company’s knowledge (i) there has been no unauthorized access, use, acquisition or disclosure of Personal Data, or confidential business information in the possession or control of any Group Company or, to the Company’s knowledge, any third-party service provider acting on behalf of any Group Company, and (ii) there have been no unauthorized intrusions into or Security Breaches of any Company IT Systems or other technology necessary for the operations of the Group Companies’ business, except in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect. The Group Companies have not experienced any material successful unauthorized access to, use or modification of, or interference with Company IT Systems since the Lookback Date and none of the Group Companies is aware of any written or, to the Company’s knowledge, oral notices or complaints from any Person regarding such a Security Breach or incident, except in each case as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (A) there is no unauthorized code in any of the Company Products and none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding the Company IT Systems, any of the Group Companies’ Processing of Personal Data, or the Group Companies’ compliance with applicable Privacy and Security Requirements and (B) since the Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach or unauthorized access to or use of any Company IT System or Personal Data.

(d) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have in place disaster recovery and security plans and procedures, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies have a sufficient number of license seats for all Software included in the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date.

(f) The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect the privacy, operation, confidentiality, integrity and security of all Company IT Systems and Personal Data in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the extent required by applicable Privacy Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies have taken commercially reasonable measures designed to ensure all third-party service providers, outsourcers, processors, or other third parties Processing Personal Data, in each case on behalf of the Group Companies, (i) use commercially reasonable measures designed to comply with applicable Privacy and Security Requirements; and (ii) use reasonable security measures with respect to Personal Data.

Section 2.21 Customers and Suppliers.

(a) Except as set forth on Section 2.21(a) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning its products and/or services with any customer who was one of the twenty (20) largest customers of or to the Group Companies (i) in the year ended December 31, 2021 and (ii) in the six (6) months ended June 30, 2022 (each, a “Significant Customer”), and, to the Company’s knowledge, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Section 2.21(a) of the Company Disclosure Schedule. No Significant Customer has communicated in writing that it does not intend to continue as a customer of the applicable Group Company after the Closing or that it intends to terminate or materially modify existing Contracts with the applicable Group Company, nor does the Company have any knowledge of any Significant Customer’s intent to discontinue its relationship, reduce or materially modify existing Contracts.

(b) Except as set forth on Section 2.21(b) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning products and/or services provided by any supplier or partner who either, (i) (A) in the year ended December 31, 2021 or (B) in the six (6) months ended June 30, 2022, was one of the ten (10) largest suppliers of products and/or services to or partner of the Company, based on amounts paid or payable with respect to such period (each, a “Significant Supplier”) or (ii) is a material data provider. Each Significant Supplier is listed on Section 2.21(b) of the Company Disclosure Schedule. The Group Companies have not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the applicable Group Company after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the applicable Group Company.

Section 2.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, any of their respective officers, directors, or employees, or to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Lookback Date, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is (or the government of which is) itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, Venezuela, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, or otherwise controlled by one (1) or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”). The Company is not a “TID U.S. Business” as such term is defined at 31 C.F.R. 800.248.

(b) Neither the Group Companies nor, any of their respective officers, directors, or employees, or to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or any other Person for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment, in each case in violation of any applicable Anti-Corruption Laws.

Section 2.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Pathfinder Holders or at the time of the Pathfinder Shareholders Meeting or at the Effective Time and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Pathfinder Parties and (ii) it has been furnished with or given access to such documents and information about the Pathfinder Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Pathfinder Party, any Pathfinder Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party, none of the Pathfinder Parties, any Pathfinder Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 2.25 Financing. On or prior to the date hereof, the Company has delivered to Pathfinder a true and complete copy of the executed Debt Commitment Letter (including, for the avoidance of doubt, all related terms sheets and exhibits, schedules and annexes thereto) pursuant to which Francisco Partners has, on the terms and subject to the express conditions therein, committed to provide the FP Financing. As of the date hereof, (i) the Debt Commitment Letter has not been amended, restated or modified, and the commitments contained therein have not been terminated, reduced, rescinded or withdrawn and no such amendment, modification, termination, reduction, rescission or withdrawal thereof is contemplated by the Company or, to the knowledge of the Company, any other party thereto and (ii) the FP Financing is subject to no conditions precedent or other contractual contingencies other than those expressly set forth in the Debt Commitment Letter. The Debt Commitment Letter is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). As of the date hereof, except for the Debt Commitment Letter, there are no written agreements, side letters, understandings, contracts or arrangements of any kind relating to the matters contemplated by the Debt Commitment Letter (including in respect of the conditions precedent set forth therein) among the Company or any of its Affiliates or any other party thereto and any of its Affiliates (except for customary fee letters, non-disclosure agreements, non-reliance letters and similar written agreements, in each case which do not impact the conditionality, availability or amount, or other terms or conditions, of the FP Financing). As of the date hereof, assuming satisfaction or waiver of the conditions to Closing set forth in Article V by the parties hereto, the Company is not in violation, breach or default under any of the terms or conditions set forth in the Debt Commitment Letter and no event has occurred which would reasonably be expected to constitute the same, and the Company has no reason to believe that (i) any of the conditions to funding set forth in the Debt Commitment Letter will not be satisfied on a timely basis or (ii) Francisco Partners will not perform its obligations thereunder.

Section 2.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO Any PATHFINDER party OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), Except for the representations and warranties expressly set forth in Article II, any certificates required to be delivered in connection with the closing OR the ancillary DOCUMENTS, NONE OF The Company, any company non-party affiliate OR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY PATHFINDER PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PATHFINDER PARTY OR ANY PATHFINDER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Except for the representations and warranties expressly set forth in Article II, any certificates required to be delivered in connection with the closing OR the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANy, any company non-party affiliate OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PATHFINDER PARTY or any pathfinder non-party affiliate IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE PATHFINDER PARTIES

Subject to Section 7.8, (a) except as set forth on the Pathfinder Disclosure Schedules, or (b) except as set forth in any Pathfinder SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Pathfinder Party hereby represents and warrants to the Company as follows:

Section 3.1 Organization and Qualification. Each Pathfinder Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 3.2 Authority. Each Pathfinder Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and, subject to the receipt of, in the case of Pathfinder, the Pathfinder Shareholder Approval and, in the case of Motion Merger Sub, the approvals and consents to be obtained by Motion Merger Sub pursuant to Section 4.9 to consummate the transactions contemplated hereby and thereby. Subject to the receipt of, in the case of Pathfinder, the Pathfinder Shareholder Approval and, in the case of Motion Merger Sub, the approvals and consents to be obtained by Motion Merger Sub pursuant to Section 4.9, the execution and delivery of this Agreement, the Ancillary Documents to which a Pathfinder Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Pathfinder Party. This Agreement has been and each Ancillary Document to which a Pathfinder Party is or will be a party has been or will be, upon execution thereof, duly and validly executed and delivered by such Pathfinder Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Pathfinder Party (assuming this Agreement has been and the Ancillary Documents to which such Pathfinder Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Pathfinder Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Pathfinder Party with respect to such Pathfinder Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by such Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) compliance with the listing requirements of Nasdaq and such filings with and approvals of Nasdaq to permit the Pathfinder Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) any filings required under the Cayman Act or the DGCL in connection with the Domestication, (v) the filing of the Certificate of Merger, (vi) the Pathfinder Sponsor Consent, (vii) the approvals and consents to be obtained by Motion Merger Sub pursuant to Section 4.9, (viii) the Pathfinder Shareholder Approval, (ix) the filing of a Schedule 14D-9 or any amendments thereto and such other documents as may be required or advisable with the Tender Offer to be launched by Francisco Partners in connection with the FP Financing, or (x) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Pathfinder Material Adverse Effect.

(b) None of execution or delivery by a Pathfinder Party of this Agreement or any Ancillary Document to which a Pathfinder Party is or will be a party or the performance by the Pathfinder Parties of their obligations hereunder or thereunder or the consummation by a Pathfinder Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any violation or breach of any provision of the Governing Documents of a Pathfinder Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Pathfinder Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Pathfinder Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a Pathfinder Party, except in the case of clauses (ii) through (iv) above, as would not have a Pathfinder Material Adverse Effect.

Section 3.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.4 of the Pathfinder Disclosure Schedules (which fees shall be the sole responsibility of the Pathfinder), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pathfinder for which Pathfinder has any obligation.

Section 3.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either Pathfinder Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Pathfinder Holders or at the time of the Pathfinder Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.6 Capitalization of the Pathfinder Parties.

(a) Except for changes as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10 or in respect of Pathfinder Shareholder Redemptions or exercises of Pathfinder Warrants, Section 3.6(a) of the Pathfinder Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Pathfinder Shares and the Pathfinder Warrants prior to the consummation of the Domestication. All outstanding Equity Securities of Pathfinder (except to the extent such concepts are not applicable under the applicable Law of Pathfinder’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and, in the case of the Pathfinder Class A Shares and Pathfinder Class B Shares, are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Pathfinder and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Pathfinder or under this Agreement or the Ancillary Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Pathfinder Shares and Pathfinder Warrants set forth on Section 3.6(a) of the Pathfinder Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Pathfinder Shares and the Pathfinder Warrants as a result of, or to give effect to, the Domestication and assuming no Pathfinder Warrants outstanding as of the date hereof are exercised) or as either permitted pursuant to Section 4.10 or issued, granted or entered into, as applicable, in accordance with Section 4.10, immediately prior to Closing and assuming that no Pathfinder Shareholder Redemptions are effected, there shall be no other Equity Securities of Pathfinder issued and outstanding.

(b) Immediately following the Effective Time, (i) the authorized share capital of Pathfinder will consist of 900,000,000 Pathfinder Shares and 20,000,000 shares of preferred stock, par value $0.00001 per share, and (ii) all of the issued and outstanding Pathfinder Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Pathfinder is a party or bound in any material respect. Except for changes as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10 or in respect of any Pathfinder Shareholder Redemptions, or exercises of Pathfinder Warrants, or separations of units of Pathfinder into Pathfinder Shares and Pathfinder Warrants, any forfeiture of Pathfinder Shares by the Pathfinder Sponsor, any issuance of PIPE Shares, or any changes undertaken to meet requirements of Nasdaq or applicable Law, (including, in each case in respect of any rounding, round-lot mechanics or exercises of rights related thereto), Section 3.6(b) of the Pathfinder Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Pathfinder Shares and the Pathfinder Warrants immediately after the consummation of the Domestication (and, for the avoidance of doubt, prior to the Effective Time).

(c) Except (i) as expressly contemplated by Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) as either permitted pursuant to Section 4.10 or issued, granted or entered into, as applicable, in accordance with Section 4.10, (iii) for the capital stock of Motion Merger Sub owned by Pathfinder and (iv) pursuant to the Pathfinder Warrants, there (A) are no outstanding (x) equity appreciation, phantom equity or profit participation rights of any Pathfinder Party or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Pathfinder Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pathfinder, and (B) is no obligation of any Pathfinder Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pathfinder.

(d) The Equity Securities of Motion Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Motion Merger Sub is a party or bound in any material respect. All of the outstanding Equity Securities of Motion Merger Sub are owned directly by Pathfinder free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(e) Section 3.6(e) of the Pathfinder Disclosure Schedules sets forth as of the date of this Agreement a list of all Indebtedness for borrowed money of Pathfinder, including the principal amount of such Indebtedness, the outstanding balance, and the debtor and the creditor thereof.

Section 3.7 SEC Filings. Pathfinder has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Pathfinder SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement, including any Schedule 14D-9 in connection with the Tender Offer to be launched by Francisco Partners in connection with the FP Financing, with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Pathfinder SEC Reports”). Each of the Pathfinder SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Pathfinder SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Pathfinder SEC Reports or the Additional Pathfinder SEC Reports (for purposes of the Additional Pathfinder SEC Reports, assuming that the representation and warranty set forth in Section 2.23 is true and correct in all respects with respect to all information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement). As of their respective dates of filing, the Pathfinder SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Pathfinder SEC Reports, assuming that the representation and warranty set forth in Section 2.23 is true and correct in all respects with respect to all information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Pathfinder SEC Reports.

Section 3.8 Trust Account. As of the date of this Agreement, Pathfinder has an amount in cash in the Trust Account equal to at least $325,000,000. The funds held in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The funds held in the Trust Account are held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 16, 2021 (the “Trust Agreement”), between Pathfinder and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Pathfinder SEC Reports to be inaccurate in any material respect or, to Pathfinder’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Pathfinder Holders who shall have elected to redeem their Pathfinder Class A Shares pursuant to the Governing Documents of Pathfinder or (iii) if Pathfinder fails to complete a business combination within the allotted time period set forth in the Governing Documents of Pathfinder and liquidates the Trust Account, subject to the terms of the Trust Agreement, Pathfinder (in limited amounts to permit Pathfinder to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Pathfinder) and then the Pre-Closing Pathfinder Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Pathfinder and the Trust Agreement. As of the date of this Agreement, Pathfinder has performed all material obligations required to be performed by it to date hereunder, and is not in material default or delinquent in performance or any other respect (claimed or actual) in any material respect under the Trust Agreement, and, to the knowledge of Pathfinder, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since February 16, 2021, Pathfinder has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Pathfinder Holders who have elected to redeem their Pathfinder Class A Shares pursuant to the Governing Documents of Pathfinder, each in accordance with the terms of and as set forth in the Trust Agreement, Pathfinder shall have no further obligation under either the Trust Agreement or the Governing Documents of Pathfinder to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 3.9 Transactions with Affiliates. Section 3.9 of the Pathfinder Disclosure Schedules sets forth all Contracts between (a) Pathfinder, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Pathfinder Sponsor) or Affiliate of either Pathfinder or the Pathfinder Sponsor, on the other hand (each Person identified in this clause (b), an “Pathfinder Related Party”), other than (i) Contracts with respect to a Pathfinder Related Party’s employment with, or the provision of services to, Pathfinder entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing Pathfinder Holder’s or a holder of Pathfinder Warrants’ status as a holder of Pathfinder Shares or Pathfinder Warrants, as applicable, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10. Except as set forth on Section 3.9 of the Pathfinder Disclosure Schedules or as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10, no Pathfinder Related Party (A) owns any interest in any material asset used in the business of Pathfinder, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Pathfinder or (C) owes any material amount to, or is owed material any amount by, Pathfinder. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.9 are referred to herein as “Pathfinder Related Party Transactions”.

Section 3.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Pathfinder’s knowledge, threatened against any Pathfinder Party that, if adversely decided or resolved, would be material to the Pathfinder Parties, taken as a whole. As of the date of this Agreement, none of the Pathfinder Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Pathfinder Party pending against any other Person. There is no reasonable basis for the assertion of any material claim against any Pathfinder Party relating or attributable to (a) the transactions contemplated by that certain Business Combination Agreement, dated as of July 15, 2021, by and between Pathfinder, ServiceMax, Inc. and Stronghold Merger Sub, Inc., as amended (the “ServiceMax Business Combination Agreement”), and (b) the termination of the ServiceMax Business Combination Agreement.

Section 3.11 Compliance with Applicable Law. Pathfinder is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Pathfinder Material Adverse Effect.

Section 3.12 Business Activities.

(a) Since its incorporation, Pathfinder has not conducted any business activities other than activities (a) in connection with or incidental or related to its incorporation or continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on Nasdaq, (b) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement, the Ancillary Documents or as set forth in Pathfinder’s Governing Documents, there is no Contract binding upon any Pathfinder Party or to which any Pathfinder Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Motion Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 3.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Pathfinder’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Pathfinder has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Pathfinder’s financial reporting and the preparation of Pathfinder’s financial statements for external purposes in accordance with GAAP and (ii) Pathfinder has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Pathfinder is made known to Pathfinder’s principal executive officer and principal financial officer by others within Pathfinder.

(b) Pathfinder has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Pathfinder has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Pathfinder Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Pathfinder, threatened in writing against Pathfinder by Nasdaq or the SEC with respect to any intention by such entity to deregister Pathfinder Class A Shares or prohibit or terminate the listing of Pathfinder Class A Shares on Nasdaq. Except as otherwise contemplated in connection with the Closing and the transactions contemplated by this Agreement and the Ancillary Documents, Pathfinder has not taken any action that is designed to terminate the registration of Pathfinder Class A Shares under the Exchange Act.

(d) The Pathfinder SEC Reports contain true and complete copies of the applicable Pathfinder Financial Statements. The Pathfinder Financial Statements (i) fairly present in all material respects the financial position of Pathfinder as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Pathfinder Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(e) Pathfinder has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Pathfinder’s and its Subsidiaries’ assets. Pathfinder maintains and, for all periods covered by the Pathfinder Financial Statements, has maintained books and records of Pathfinder in the ordinary course of business that are designed to provide reasonable assurance regarding the accuracy and completeness thereof and reflect the revenues, expenses, assets and liabilities of Pathfinder in all material respects.

(f) Since its incorporation, Pathfinder has not received any written complaint, allegation, assertion, claim or notification that there is (i) a “significant deficiency” in the internal controls over financial reporting of Pathfinder to Pathfinder’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Pathfinder to Pathfinder’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Pathfinder who have a significant role in the internal controls over financial reporting of Pathfinder.

Section 3.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 3.14(a) of the Pathfinder Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 3.14 of the Pathfinder Disclosure Schedules), (c) that are incurred in connection with or are incidental or related to Pathfinder’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature or it being (or continuing to be) a public company listed on Nasdaq, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 4.10(d) or incurred in accordance with Section 4.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the Pathfinder Financial Statements included in the Pathfinder SEC Reports, Pathfinder does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP. Section 3.14(b) of the Pathfinder Disclosure Schedules sets forth a reasonable estimate of the aggregate ServiceMax Business Combination Agreement Expenses in all material respects.

Section 3.15 Tax Matters.

(a) Pathfinder has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Pathfinder has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Pathfinder has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) Pathfinder is not currently the subject of a Tax audit or examination with respect to material taxes. Pathfinder has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) Pathfinder has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Pathfinder which agreement or ruling would be effective after the Closing Date.

(f) None of the Pathfinder Parties is and none of the Pathfinder Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) Each Pathfinder Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) None of the Pathfinder Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of Pathfinder, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by any Group Company or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.16 CFIUS Foreign Person Status. Pathfinder is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Pathfinder is not controlled by a “foreign person,” as defined in the DPA. Pathfinder does not permit any foreign person affiliated with Pathfinder, whether affiliated as a stockholder or otherwise, to obtain through Pathfinder any of the following with respect to the Company: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board; (c) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of the Company (as defined in the DPA).

Section 3.17 Investigation; No Other Representations.

(a) Each Pathfinder Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Pathfinder Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article II and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Pathfinder Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article II and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.18 Compliance with International Trade & Anti-Corruption Laws.

(a) Since the Lookback Date, neither Pathfinder nor, to Pathfinder’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, or otherwise controlled by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws.

(b) Since the Lookback Date, neither Pathfinder nor, to Pathfinder’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), Except for the representations and warranties expressly set forth in THIS Article III, any certificates required to be delivered in connection with the closing or the ancillary DOCUMENTS, NONE OF THE Pathfinder PARTIEs, ANY PATHFINDER NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, and EACH Pathfinder PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF EACH Pathfinder PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY Pathfinder PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH PAthfinder PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY or any company non-party affiliate IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in THIS Article III, any certificates required to be delivered in connection with the closing or the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY Pathfinder PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY Pathfinder PARTY, any pathfinder non-party affiliate OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY or any company non-party affiliate IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

Article IV
COVENANTS

Section 4.1 Conduct of Business of the Group Companies.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 4.1(a) or Section 4.1(b) of the Company Disclosure Schedules, or as consented to in writing by Pathfinder (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 4.1(b) of the Company Disclosure Schedules or as consented to in writing by Pathfinder (such consent, other than in the case of Section 4.1(b)(i), Section 4.1(b)(ii)(A), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(vii), Section 4.1(b)(xi), Section 4.1(b)(xii), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv)(A), (B) or (C) (to the extent related to any Material Contract of the type described in Section 2.7(a)(ix)), Section 4.1(b)(xv)(D) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, except, in each case, for acquisitions whose aggregate consideration (for all such acquisitions) is not greater than $1,000,000;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or any of the Company Shareholders Agreements;

(iv) (A) transfer, sell, assign, abandon, lease, license, permit to lapse or expire, or otherwise dispose of any material assets or material properties of any Group Company, other than grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property, transactions with any other Group Company, or pursuant to contracts entered into in the ordinary course of business consistent with past practice, or (B) create, subject to or incur any Lien on any material assets or properties of any Group Company (other than Permitted Liens);

(v) transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, as applicable other than, prior to the delivery of the Allocation Schedule pursuant to Section 1.3, (x) the issuance of Company Common Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plans and the underlying grant, award or similar agreement or (y) the issuance of Company Common Shares upon the exercise of any Company Warrants outstanding as of the date of this Agreement in accordance with the terms of the underlying warrant or similar agreement;

(vi) incur, create or assume any Indebtedness of the types set forth in clause (a), (b) or (g) (to the extent related thereto) of the definition thereof, other than, for the avoidance of doubt, ordinary course trade payables and any definitive Debt Financing Agreements related to the Debt Commitment Letter and entered into in accordance with Section 4.21, including the loans and other obligations in respect of the Pre-Close Facility;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans, guarantees or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) except (x) as required under the terms of any Employee Benefit Plan that is set forth on the Section 2.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice or as otherwise required by Law (it being understood and agreed, for the avoidance of doubt, that in no event shall the exceptions in this clause (y) be deemed or construed as permitting any Group Company to take any action that is prohibited by any other provision of this Section 4.1(b), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement other than termination of any consulting or similar agreement with any individual independent contractor with annual compensation in excess of $300,000), (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) negotiate, enter into, amend or extend any collective bargaining agreement or other Contract with a Union or recognize or certify any Union as the bargaining representative for any employees of any Group Company, (F) hire or engage, furlough, temporarily lay off or terminate the employment or engagement of (other than for cause), any employee or individual independent contractor with annual compensation in excess of $300,000 other than for cause, or (G) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other actions that could implicate WARN;

(ix) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $500,000, in the aggregate (excluding existing accrued liabilities), or that imposes, or by its terms will impose at any point in the future any material, non-monetary obligations on any Group Company (or Pathfinder or any of its Affiliates following the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiv) make any Change of Control Payment that is not set forth on Section 2.2(g) of the Company Disclosure Schedules;

(xv) (A) amend, modify or terminate any Material Contract of the type described in Section 2.7(a)(ix) or Section 2.7(a)(xii)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 2.7(a)(ix) or Section 2.7(a)(xii)(B), (C) enter into any Contract that would constitute a Material Contract of the type described in Section 2.7(a)(ix) or Section 2.7(a)(xii) or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a Contract and existing on the date of this Agreement, would be required to be disclosed on Section 2.19 of the Company Disclosure Schedules; or

(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 4.1.

Notwithstanding anything in this Section 4.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Pathfinder, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 4.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 4.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give Pathfinder prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) and (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Pathfinder promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 4.1(b)(i), Section 4.1(b)(ii), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(v), Section 4.1(b)(viii), Section 4.1(b)(ix), Section 4.1(b)(xi), Section 4.1(b)(xii), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv)(A), (B) or (C) (to the extent related to any Material Contract of the type described in Section 2.7(a)(ix)), Section 4.1(b)(xv)(D) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing) and (d) the covenants and agreements set forth in this Section 4.1 shall be in addition to, and not affect or otherwise limit, any covenants or agreements of the Company Shareholders contained in any Company Shareholder Transaction Support Agreement.

Section 4.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article V and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) the Group Companies taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 4.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Pathfinder)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Company, on the one hand, and Pathfinder, on the other, shall bear 50% of the costs incurred in connection with obtaining such Consents, including the HSR Act filing fees, and any filing (or similar) fees or other costs payable in connection the preparation, filing or mailing of the Registration Statement / Proxy Statement; provided, however, that, subject to Section 7.6, each Party shall bear its own out-of-pocket costs and expenses of attorneys and other advisors incurred in connection with the preparation of any such Consents. Each Party shall (A) make any appropriate filings or take or cause to be taken, any required actions pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (B) as promptly as practicable, make a reasonable response to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Pathfinder shall promptly inform the Company of any communication between any Pathfinder Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Pathfinder of any communication between any Group Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and its respective legal counsel shall be given reasonable opportunity to review and comment on any filing or documentation delivered to any Governmental Entity and, further, without limiting the foregoing, (1) the Parties agree to request early termination of the applicable waiting period under the HSR Act, if available, and (2) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Pathfinder and the Company (which consent may not be unreasonably withheld, conditioned or delayed by either Pathfinder or the Company). Nothing in this Section 4.2 obligates any Party or any of its Affiliates to agree to (w) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (x) terminate, amend or assign existing relationships and contractual rights or obligations, (y) amend, assign or terminate existing licenses or other agreements, or (z) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Pathfinder’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Pathfinder Parties, on the one hand, and any Group Company, on the other hand, shall, in each case to the extent permitted by applicable Law, each as promptly as reasonably practicable notify each other of any communication received from any Governmental Entity or Francisco Partners regarding the transactions contemplated by this Agreement or any Ancillary Document (including the FP Financing). From and after the date of this Agreement until the earlier of the Closing or a termination of this Agreement in accordance with its terms, each of the Group Companies and Pathfinder shall give counsel for the Company (in the case of any Pathfinder Party) or Pathfinder (in the case of any Group Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, (i) any proposed written communication to any such Person relating to the transactions contemplated by this Agreement or the Ancillary Documents or (ii) any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party to any Governmental Entity in connection with the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Pathfinder Party, the Company, or, in the case of the any Group Company, Pathfinder in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Pathfinder Party, the Company, or, in the case of any Group Company, Pathfinder, the opportunity to attend and participate in such meeting or discussion. If any Party receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or the Ancillary Documents, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Parties, an appropriate response to such request.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 4.2 conflicts with any other covenant or agreement in this Article IV that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Pathfinder, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Pathfinder, any of the Pathfinder Parties or any of their respective Representatives (in their capacity as a Representative of a Pathfinder Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of any Group Company). Pathfinder and each Group Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, in no event shall (x) any Pathfinder Party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Pathfinder (prior to the Effective Time) or the Pathfinder Sponsor (from and after the Effective Time) (in either case, such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that following the Closing Date, the prior written consent of the Pathfinder Sponsor shall not be required pursuant to this clause (y) if (A) none of the Pathfinder Sponsor, any of its Representatives or any officer, director or other Representative of Pathfinder prior to the Effective Time are the subject of (in whole or in part) such Transaction Litigation and (B) such settlement or compromise does not contain a claim of, admission, statement or other acknowledgement of wrongdoing or liability by the Pathfinder Sponsor, any of its Representatives or any officer, director or other Representative of Pathfinder.

Section 4.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided that, notwithstanding anything to the contrary in the Confidentiality Agreement, each Party hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby or hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 4.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Pathfinder and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Pathfinder or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any Pathfinder Party, any Pathfinder Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law or Order.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Pathfinder shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Pathfinder Parties (in a manner so as to not interfere with the normal business operations of the Pathfinder Parties). Notwithstanding the foregoing, Pathfinder shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Pathfinder Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Pathfinder Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Pathfinder Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), each Pathfinder Party shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a Pathfinder Party, the Pathfinder Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Pathfinder shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law or Order.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 4.4 Public Announcements.

(a) Subject to Section 4.4(b), Section 4.7 and Section 4.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Effective Time, the Company and Pathfinder or, from and after the Effective Time, the Company and the Pathfinder Sponsor; provided, however, that each Party, the Pathfinder Sponsor or any of their respective Representatives may issue or make, as applicable any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall use reasonable best efforts to consult with the Company, if the disclosing Person is a Pathfinder Party, the Pathfinder Sponsor or any of their respective Representatives, or Pathfinder and the Pathfinder Sponsor, if the disclosing Person is any Group Company or any of their respective Representatives to review such announcement or communication and provide such person with the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) following the Closing, the disclosing Person shall use reasonable best efforts to consult with the Company, if the disclosing Person is the Pathfinder Sponsor or any of its Representatives, or the Pathfinder Sponsor, if the disclosing party is the Company or any of its Representatives, and provide such Person with the opportunity to comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent any such press release, public announcement or other communication contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 4.4 or otherwise in this Agreement, the Parties agree that the Pathfinder Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities; provided that such recipients of such information are subject to confidentiality obligations with respect to such information prior to the receipt thereof.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Pathfinder prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or, if the date of execution of this Agreement is a not a Business Day, on the first (1st) Business Day following execution of this Agreement). Promptly after the execution of this Agreement, Pathfinder shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Pathfinder shall consider such comments in good faith. The Company, on the one hand, and Pathfinder, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Pathfinder and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly following the Closing (but in any event within four (4) Business Days following the Closing), Pathfinder shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Pathfinder prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and, in the case of the Company, its equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 4.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that this Agreement, the Merger and the Domestication qualify for the Intended Tax Treatment. Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify; provided that, in order to so qualify, for the avoidance of doubt, the Parties shall not be required to amend this Agreement. The Parties shall file all Tax Returns consistent with, and take no initial position inconsistent with the Intended Tax Treatment described in this Section 4.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) Pathfinder and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger and the Domestication qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Pathfinder and the Company shall deliver to Pillsbury Winthrop Shaw Pittman LLP and Kirkland & Ellis, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if such tax opinion is required by the SEC with respect to the Domestication, Pathfinder shall request Kirkland & Ellis LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Domestication, and if such tax opinion is required by the SEC with respect to the Merger, the Company shall request Pillsbury Winthrop Shaw Pittman LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing Pathfinder Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Pathfinder’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) Pathfinder Taxable Year. The Parties agree to treat the taxable year of Pathfinder as ending on the date of the Domestication for U.S. federal income tax purposes.

(d) Transfer Taxes. The Surviving Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger or the other transactions contemplated by this Agreement.

(e) Real Property Holding Company. Prior to the Closing Date, the Company shall deliver, or cause to be delivered to Pathfinder, an affidavit addressed to the Internal Revenue Service, executed by the Company under penalties of perjury, stating that the Company is not and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code and the Treasury Regulations thereunder, and shares of common stock of the Company do not constitute “U.S. real property interests” within the meaning of Section 897(c) of the Code and the Treasury Regulations thereunder, dated as of the Closing Date, together with a notice, in the form required by Treasury Regulation Section 1.897-2(h)(2) to be mailed to the Internal Revenue Service in accordance with such Treasury Regulation.

Section 4.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Company Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into, participate in or continue in any discussions or negotiations with any third party in connection with or related to, or approve, accept, or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding, any Company Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with a public or other offering or sale of any Equity Securities of any Group Company (or any Affiliate, current or future parent entity or successor of any Group Company), including making any filings or confidential submissions to the SEC related there or filing or submitting a registration statement (or similar document) with the SEC or make any public statement, announcement or filing with respect to a potential or actual offering of securities, other than as expressly contemplated by this Agreement or any Ancillary Document; (v) consummate any Company Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided that clause (i), (ii) and (iii) shall not be applicable to any actions to the extent taken in furtherance of a potential sale of the Company’s stake in MEMSIC Semiconductor (Tianjin) Co. Ltd. or Hygealeo Technology Co., Ltd. The Company agrees to (A) terminate, and cause each of its parent entities, Affiliates and Subsidiaries, and its and their Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons regarding a Company Acquisition Proposal, (B) notify Pathfinder promptly upon receipt of any Company Acquisition Proposal by any Group Company or Affiliate or any officer, director, equity holder, employee or other Representative, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and to provide a copy of any such Company Acquisition Proposal, if extended in writing, and (C) keep Pathfinder reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Pathfinder Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Pathfinder Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Pathfinder Acquisition Proposal; (iii) enter into, participate in or continue any discussions or negotiations with any third party in connection with or related to, or approve, accept or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding any Pathfinder Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with an offering of any securities of Pathfinder (or any controlled Affiliate or successor of Pathfinder), other than expressly contemplated by this Agreement or any Ancillary Document; (v) consummate any Pathfinder Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Pathfinder agrees to (A) terminate, and cause its Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons other than the Company regarding a Pathfinder Acquisition Proposal, (B) notify the Company promptly upon receipt of any Pathfinder Acquisition Proposal by any Pathfinder Party, and to describe the material terms and conditions of any such Pathfinder Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Pathfinder Acquisition Proposal) and to provide a copy of any such Pathfinder Acquisition Proposal, if extended in writing, and (C) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

(c) For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 4.6 shall not prohibit the Company, Pathfinder or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 4.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Pathfinder Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 4.6.

Section 4.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Pathfinder and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Pathfinder or the Company, as applicable), and Pathfinder shall file with the SEC, the Registration Statement / Proxy Statement (it being understood and agreed that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Pathfinder which will be included therein and which will be used for the Pathfinder Shareholders Meeting to solicit the adoption and approval of the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the Pathfinder Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Pathfinder’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Pathfinder and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, in the case of the Company, using reasonable best efforts to provide the financial statements (audited and unaudited) of, and any other information with respect to, the Group Companies and pro forma financial statements for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments or requests from the SEC and to cause the Group Companies’ independent auditor to deliver the required audit opinions and consents); (b) promptly notify, in the case of the Company, Pathfinder or, in the case of Pathfinder, the Company upon receipt of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments or requests of the SEC or its staff; (c) promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Pathfinder or the Company, as applicable) any amendments or supplements to the Registration Statement / Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Company); (d) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (e) keep the Registration Statement / Proxy Statement effective through the Closing and as long as is necessary in order to permit the consummation of the transactions contemplated by this Agreement. Pathfinder, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 4.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Pathfinder or the Company to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents or as may be required in order to comply with any applicable SEC or Nasdaq filing requirements, including following the Closing, providing any required financial statements or delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 4.5(a)(iii); provided, however, that neither Party shall use any such information for any purposes other than those contemplated by this Agreement or any Ancillary Document unless such Party obtains the prior written consent of the other Party. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Pathfinder Party, the Company, or, in the case of the Company, Pathfinder, thereof; (ii) the Company and Pathfinder shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Pathfinder shall as promptly as practicable file such mutually agreed upon amendment or supplement with the SEC; and (iv) if appropriate, the Parties shall use reasonable best efforts to cause the mailing of such amendment or supplement to the Pre-Closing Pathfinder Holders. Pathfinder shall as promptly as practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Pathfinder Shares for offering or sale in any jurisdiction, and Pathfinder and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Pathfinder and the Company shall use their respective reasonable best efforts to prepare the Schedule 14D-9 and any other tender offer related documents required or advisable in connection with the Tender Offer to be launched by Francisco Partners on the terms described in the Debt Commitment Letter (as in effect as of the date hereof), though Pathfinder shall not be required to provide any recommendation in any such Schedule 14D-9. Pathfinder shall provide the Company the opportunity to review all such documents within a reasonable time prior to filing and shall not file any such documents without the Company’s prior written consent, which consent shall not to be unreasonably withheld, conditioned or delayed.

Section 4.8 Pathfinder Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Pathfinder shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “Pathfinder Shareholders Meeting”) in each case, in accordance with the Governing Documents of Pathfinder, for the purposes of obtaining the Pathfinder Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect a Pathfinder Shareholder Redemption. Except as otherwise required by applicable Law following an Intervening Event, Pathfinder shall, through unanimous approval of the Pathfinder Board, recommend to its shareholders (the “Pathfinder Board Recommendation”): (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication in accordance with applicable Law (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Pathfinder Shares in connection with the transactions contemplated by this Agreement as required by the listing requirements of Nasdaq (the “Exchange Proposal”); (iv) the adoption and approval of the Post-Closing Certificate of Incorporation (the “Required Governing Document Proposal”); (v) the adoption and approval of certain differences between the Governing Documents of Pathfinder prior to the Closing and the proposed Post-Closing Certificate of Incorporation and the proposed Post-Closing Bylaws; (vi) the adoption and approval of the Post-Closing Incentive Equity Plan (the “Incentive Equity Plan Proposal”); (vii) the adoption and approval of the Post-Closing Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”); (viii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (ix) the adoption and approval of each other proposal reasonably agreed to by Pathfinder and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (x) the adoption and approval of a proposal for the adjournment of the Pathfinder Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or otherwise (such proposals in (i) through (x) together, the “Transaction Proposals”); provided, that Pathfinder shall use reasonable best efforts to disseminate the final proxy statement and related materials to shareholders of record at least twenty (20) calendar days prior to the date of the Pathfinder Shareholders Meeting and that Pathfinder may adjourn the Pathfinder Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Pathfinder Shareholder Approval, (B) for the absence of a quorum or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Pathfinder Holders prior to the Pathfinder Shareholders Meeting; provided that, without the consent of the Company, in no event shall Pathfinder adjourn the Pathfinder Shareholders Meeting on more than three occasions or for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as otherwise required by applicable Law following an Intervening Event, the Pathfinder Board Recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law following an Intervening Event, Pathfinder covenants that none of the Pathfinder Board nor any committee of the Pathfinder Board shall withdraw or modify, or propose publicly or by formal action of the Pathfinder Board or any committee of the Pathfinder Board to withdraw or modify, in a manner adverse to the Company, the Pathfinder Board Recommendation.

Section 4.9 Motion Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, Pathfinder, as the parent and sole shareholder of Motion Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Motion Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 4.10 Conduct of Business of Pathfinder. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Pathfinder shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the FP Financing), as required by applicable Law, as set forth on Section 4.10 of the Pathfinder Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to, or waive any provisions of the Trust Agreement, Pathfinder Warrant Agreement or the Governing Documents of any Pathfinder Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Pathfinder or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Pathfinder or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Pathfinder or any of its Subsidiaries;

(f) issue any Equity Securities of Pathfinder or any of its Subsidiaries (other than the Granted FP Shares) or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Pathfinder or any of its Subsidiaries;

(g) enter into, renew, modify or revise any Pathfinder Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Pathfinder Related Party Transaction), other than (A) the entry into any Contract with a Pathfinder Related Party with respect to the incurrence of Indebtedness permitted by Section 4.10(d) or (B) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms;

(h) engage in any activities or business, other than activities or business (i) in connection with or that are otherwise incidental or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on Nasdaq, (ii) related to its ownership of Equity Securities of Motion Merger Sub, (iii) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (iv) those that are administrative or ministerial and, in each case for purposes of this clause (iv), which are immaterial in nature or (v) those that are otherwise immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 4.10.

Notwithstanding anything in this Section 4.10 or this Agreement to the contrary, (A) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Pathfinder Party, (B) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Pathfinder Party from using the funds held by such Pathfinder Party outside the Trust Account to pay any Pathfinder Expenses or Liabilities of any Pathfinder Party or from otherwise distributing or paying over any funds held by any Pathfinder Party outside the Trust Account to the Pathfinder Sponsor or any of its Affiliates, in each case, prior to the Closing and (C) subject to clauses (A) and (B) of this sentence, Section 4.18 (and not this Section 4.10) shall govern and control Motion Merger Sub’s activities, businesses and other actions from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms and, if this Section 4.10 conflicts with Section 4.18, then Section 4.18 shall govern and control to the extent of such conflict.

Section 4.11 Stock Exchange Listing. Pathfinder shall use its reasonable best efforts to cause: (a) Pathfinder’s listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) Pathfinder to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Pathfinder Shares and Pathfinder Post-Closing Warrants issuable in accordance with this Agreement, including the Domestication and the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. Without limiting the generality of the foregoing, each Party shall use its reasonable best efforts to satisfy the listing requirements of Nasdaq (e.g., by effecting a reverse stock split to the extent necessary to satisfy a listing requirement of Nasdaq). From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company and Pathfinder shall notify the other Parties of any communications or correspondence received by such Party from Nasdaq with respect to the listing of the Pathfinder Shares or other securities of the Company, compliance with the rules and regulations of Nasdaq, and any potential suspension or delisting action contemplated or threatened in writing by Nasdaq.

Section 4.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article V and provision of notice thereof to the Trustee, (a) at the Closing, Pathfinder shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Pathfinder Shareholders pursuant to the Pathfinder Shareholder Redemption, (B) pay the amounts due to the underwriters of Pathfinder’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Pathfinder in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 4.13 Company Shareholder Approval.

(a) As promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to Pathfinder a true and correct copy of the Company Shareholder Approval by written consent in lieu of a meeting (in form and substance reasonably satisfactory to Pathfinder) (the “Company Shareholder Written Consent”) that is duly executed and delivered by the Company Shareholders that hold, in the aggregate, (i) at least a majority of the issued and outstanding Company Shares, (ii) at least a majority of the issued and outstanding Company Preferred Shares, (iii) at least a majority of the shares held by the Key Stockholders and (iv) at least a majority of the Series E Preferred, in each case, as is required for the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger, the Pre-Closing Recapitalization and the termination of any Company Shareholders Agreements and other Company Related Party Transactions set forth on Section 4.2(a) of the Company Disclosure Schedules), in each case, in accordance with the DGCL, the Company’s Governing Documents, and the Company Shareholders Agreements (the “Requisite Shareholder Approval”). The Company, through the unanimous approval of the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party, the transactions contemplated hereby and thereby (including the Merger, the Pre-Closing Recapitalization and the termination of the Company Shareholders Agreements) (the “Company Board Recommendation”).

(b) As promptly as reasonably practicable (and in any event prior to the Company Shareholder Transaction Support Agreement Deadline), the Company shall deliver Company Shareholder Transaction Support Agreements, executed and delivered by the Requisite Supporting Stockholders.

(c) Promptly following the receipt of the Company Shareholder Written Consent, the Company shall prepare and deliver to each Company Shareholder who has not executed and delivered the Company Shareholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to Pathfinder, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Shareholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Shareholder who has not executed and delivered the Company Shareholder Written Consent of the corporate action by those Company Shareholders who did execute the Company Shareholder Written Consent. Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain a written consent from each Company Shareholder who has not previously delivered the Company Shareholder Written Consent in respect of such Company Shareholder’s approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party, the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization).

Section 4.14 Pathfinder Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Pathfinder Party, as provided in the applicable Pathfinder Party’s Governing Document or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Pathfinder will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pathfinder shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Pathfinder Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Pathfinder Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified at or after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Pathfinder Party (the “Pathfinder D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Pathfinder D&O Person was a director or officer of any Pathfinder Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) Pathfinder shall not have any obligation under this Section 4.14 to any Pathfinder D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Pathfinder D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Pathfinder shall purchase, or cause to be purchased, at or prior to the Effective Time and shall maintain or cause to be maintained in effect for a period of six (6) years after the Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered (whether directly, via endorsement or otherwise) by any comparable insurance policies of the Pathfinder Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Pathfinder D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under Pathfinder’s directors’ and officers’ liability insurance policies as of the date of this Agreement (provided that any limitations or exclusions in, or provided under, the existing policies relating to a business combination transaction shall be removed therefrom and such policies shall, for the avoidance of doubt, be effective from and after the consummation of the transactions contemplated hereby); provided that none of the Company, Pathfinder or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of four hundred and fifty percent (450%) of the most recent annualized premium paid by Pathfinder prior to the date of this Agreement and, in such event, the Company, Pathfinder or one of their respective Affiliates shall purchase the maximum coverage available for four hundred and fifty percent (450%) of the most recent annualized premium paid by Pathfinder prior to the date of this Agreement.

(d) If Pathfinder or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pathfinder shall assume all of the obligations set forth in this Section 4.14.

(e) The Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and/or insurance coverage set forth in this Section 4.14 are intended to be third-party beneficiaries of this Section 4.14. This Section 4.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pathfinder.

Section 4.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Pathfinder will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pathfinder shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 4.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Pathfinder shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement (provided that, to the extent applicable, any limitations or exclusions in, or provided under, the existing policies relating to a business combination transaction shall be removed therefrom and such policies shall, for the avoidance of doubt, be effective from and after the consummation of the transactions contemplated hereby); provided that none of the Company, Pathfinder or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of four hundred and fifty percent (450%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Pathfinder or one of their respective Affiliates shall purchase the maximum coverage available for four hundred and fifty percent (450%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pathfinder shall assume all of the obligations set forth in this Section 4.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and/or insurance set forth in this Section 4.15 are intended to be third-party beneficiaries of this Section 4.15. This Section 4.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pathfinder.

Section 4.16 Post-Closing Directors and Officers.

(a) Pathfinder shall take or cause to be taken all actions as may be necessary or reasonably appropriate such that effective immediately after the Effective Time: (i) the Pathfinder Board shall initially consist of up to 7 directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of 2 directors, Class II consisting of 3 directors and Class III consisting of up to 2 directors; (ii) the members of the Pathfinder Board are the individuals determined in accordance with Section 4.16(b); (iii)  at least a majority of the directors and each member of the compensation committee, audit committee and nominating committee of the Pathfinder Board shall qualify as independent directors and otherwise meet the requirements as specified in the rules and regulations of the SEC and Nasdaq; and (iv) the officers of Pathfinder (the “Officers”) are the individuals determined in accordance with Section 4.16(c).

(b) Prior to the date that the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company, following consultation with Pathfinder, shall designate 6 individuals to be initial directors on the Pathfinder Board immediately after the Effective Time, with one individual being the initial independent director designated by Francisco Partners in accordance with the Debt Commitment Letter (each, a “Non-Pathfinder Designee”). One individual designated by Pathfinder prior to Closing shall be an initial director on the Pathfinder Board immediately after the Effective Time, with such individual being a Class II director (the “Pathfinder Designee”). Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by Pathfinder prior to the date that the Registration Statement / Proxy Statement is declared effective under the Securities Act, at least the required number of directors required to be “independent directors” immediately after the Effective Time under the listing rules of Nasdaq shall be Non-Pathfinder Designees.

(c) The individuals identified on Section 4.16(c) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time designated by the Company, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 4.16(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving Pathfinder and the Pathfinder Sponsor written notice, designate another individual to replace such individual to serve as such Officer; provided that following such written notice, the Company reasonably consults with Pathfinder and the Pathfinder Sponsor with respect to such proposed replacement Officer and takes into account in good faith their respective views, and, if following such consultation the Company determines to proceed with the proposed replacement, then Section 4.16(c) of the Company Disclosure Schedules shall be deemed amended automatically to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

(d) At or prior to the Closing, Pathfinder will provide the Pathfinder Sponsor (on behalf of the Pathfinder Designee) with and, subject to the entry into the same by the Pathfinder Designee, will enter into a director indemnification agreement with the Pathfinder Designee, in a form and substance approved by the Pathfinder Board and reasonably acceptable to the Pathfinder Sponsor; provided, however, that in no event shall the terms and conditions of any such director indemnification agreement entered into by such Pathfinder Designee be less favorable to the underlying director than those (if any) entered into by Pathfinder with any other members of the Pathfinder Board following the Closing.

Section 4.17 PCAOB Financials.

(a) The Company shall deliver to Pathfinder, as promptly as reasonably practicable (i) following the date of this Agreement, the Closing Company June Financial Statements and (ii) following the date of the relevant financial statement or other applicable period, the Other Closing Company Financial Statements, in each case in a form that satisfies the requirements of Section 2.4 hereto. The Company will use reasonable best efforts to (A) in the case of the Closing Company June Financial Statements, promptly after the date hereof obtain the consents of its auditors with respect thereto, and (B) in the case of the Other Closing Company Financial Statements, promptly following the date of the relevant financial statement or other applicable period, obtain the consents of its auditors as may be required by applicable Law or requested by the SEC.

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, Pathfinder in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 4.18 Conduct of Business of Motion Merger Sub. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Motion Merger Sub shall not take any action, engage in any activities or business or incur any Liabilities or obligations, other than activities or business or the incurrence of any Liabilities or obligations (a) in connection with or that are otherwise incidental or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (b) related to the ownership of its Equity Securities by Pathfinder, (c) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (d) those that are administrative or ministerial, in each case for purposes of this clause (d), which are immaterial in nature or (e) those that are consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.19 Pathfinder Equity Plans. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Pathfinder Board (a) shall approve and adopt the 2023 Omnibus Incentive Plan substantially in the forms attached hereto as Exhibit F with any changes or modifications thereto as the Company and Pathfinder may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) (the “Post-Closing Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, reserving, in the aggregate, that number of Pathfinder Shares for issuance thereunder following the Effective Time set forth in Exhibit F (plus the Pathfinder Shares subject to Rollover Unvested Options), and (b) an employee stock purchase plan, substantially in the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and Pathfinder may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) (the “Post-Closing Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, reserving, in the aggregate, that number of Pathfinder Shares for Pathfinder Shares of issuance thereunder following the Effective Time set forth in Exhibit G.

Section 4.20 Section 16 Matters. Prior to the Effective Time, Pathfinder shall take all such steps (to the extent permitted under applicable Law) as are reasonable necessary to cause any acquisition or disposition of Pathfinder Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Documents (including the FP Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Pathfinder, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.21 FP Financing.

(a) Each of Pathfinder (solely in respect of clauses (i), (ii) and (iv) below) and the Company shall use (and shall cause their respective Subsidiaries to use), and shall use reasonable best efforts to cause their respective directors, officers, employees, agents and advisors to use, reasonable best efforts to obtain the FP Financing on a timely basis (and in any event at or prior to the Closing) and on the terms and subject only to the express conditions set forth in the Debt Commitment Letter, including by (i) satisfying and complying with its covenants, agreement and obligations under the Debt Commitment Letter (including the obligation to negotiate and enter into the Debt Financing Agreements (as defined below) in good faith as required thereunder), (ii) maintaining in effect the commitments under the Debt Commitment Letter in accordance with the terms and conditions thereof, (iii) satisfying on a timely basis (and in any event at or prior to the Closing) all of its conditions to the FP Financing that are within its control and using its reasonable best efforts (and causing each of its Representatives to do the same) to assist in satisfying any other applicable conditions to the FP Financing as set forth in the Debt Commitment Letter, (iv) doing all things necessary to facilitate consummation of the Tender Offer to be launched by Francisco Partners in connection with the FP Financing, including preparing and filing with the SEC any required documentation (and Pathfinder shall, and shall cause each of its Representatives to, use reasonable best efforts to assist with the same), and (v) fully enforcing the rights of the Company under the Debt Commitment Letter to the extent necessary to cause Francisco Partners to consummate the FP Financing on the terms and conditions set forth therein, but in no event later than the SPAC Expiration Date or Termination Date, as applicable.

(b) The Company shall (i) keep the Pathfinder promptly informed and in reasonable detail of the status of its efforts to obtain the FP Financing (including providing Pathfinder with copies of all definitive documents related to the FP Financing (the “Debt Financing Agreements”)) and of material developments concerning the timing of the closing of the FP Financing (including any events, occurrences or developments that would reasonably be expected to have an adverse impact on the Company’s ability to obtain all or any portion of the FP Financing at Closing as contemplated by the Debt Commitment Letter), (ii) reasonably consult with Pathfinder and its Representatives on the Debt Financing Agreements and otherwise in connection with arranging, obtaining and consummating the FP Financing and the other transactions contemplated by the Debt Financing Agreements and shall review and/or consider, as applicable, any comments related thereto and shall incorporate any such reasonable comments so proposed for review and (iii) without limiting the generality of clauses (i) and (ii), give Pathfinder and its Representatives prompt written notice (A) upon having knowledge of any violation, breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any violation, breach or default) by any party to any of the Debt Financing Agreements or any termination of any of the Debt Financing Agreements and (B) of the receipt of any notice or other communication from any Person with respect to any material dispute or disagreement between or among any parties to the Debt Financing Agreements.

(c) All of the Debt Financing Agreements shall be on terms and subject only to the express conditions set forth in the Debt Commitment Letter, and such other terms and conditions agreed to by the Company and Pathfinder as further detailed in clause (b) immediately above or, in respect of any Material Financing Amendments (as defined below) as agreed to by Pathfinder. The Company shall not, and shall cause the other Group Companies not to, directly or indirectly, replace, amend, restate, supplement, modify, assign or waive any provision of, or remedies under, the Debt Commitment Letter (or any definitive Debt Financing Agreements related thereto), terminate the Debt Commitment Letter (or any definitive Debt Financing Agreements related thereto) or otherwise assign or delegate any of its rights or obligations under any of the foregoing without the prior written consent of Pathfinder (such consent not to be unreasonably withheld, conditioned or delayed, unless such replacement, amendment, restatement, supplement, modification, assignment or waiver would (A) reasonably be expected to prevent, materially impede, or materially delay the consummation of the transactions contemplated by this Agreement, materially delay or impair the availability of all or any portion of the FP Financing or make the funding of the FP Financing at the Closing less likely to occur, (B) reduce the aggregate amount of the FP Financing, (C) contain additional or modified conditions precedent to the funding of the FP Financing relative to those set forth in the Debt Commitment Letter as in effect as of the date hereof, (D) amend, modify or waive any of the conditions or contingencies to the FP Financing, or affect in any way Pathfinder’s right to enforce the Company’s rights under the Debt Commitment Letter (whether direct or indirect, as a third-party beneficiary or otherwise, including as permitted under Section 7.17 hereof), in a manner adverse to Pathfinder, or (E) reasonably be expected to adversely impact the ability of the Company to enforce or cause the enforcement of its rights under the Debt Commitment Letter or the Debt Financing Agreements (collectively, the foregoing clauses (A) through (E), “Material Financing Amendments”)).

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 4.21 or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of the Company or any of its affiliates be deemed or construed to require, the Company or any such affiliate to seek or accept the FP Financing on terms materially less favorable in the aggregate than the terms and conditions described in the Debt Commitment Letter.

(e) On and prior to the Closing, Pathfinder shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective directors, officers, employees, agents and advisors to, use reasonable best efforts to cooperate with the Company as necessary in connection with the obtaining and consummating of the FP Financing as may be customary and reasonably requested by the Company in writing (including, for the avoidance of doubt, any such customary and reasonably requested cooperation which is required for the Company to satisfy any relevant conditions precedent or other express obligations under the Debt Commitment Letter), including using reasonable best efforts to, upon such request of the Company:

(i) make appropriate officers or members of the management team (with appropriate seniority and expertise) available for participation at reasonable times in a reasonable number of meetings with Francisco Partners;

(ii) assist the Company and Francisco Partners in the preparation of SEC filings and related materials in connection with the FP Financing and Tender Offer;

(iii) assist in the preparation and negotiation and execution and delivery as of the Closing of any Debt Financing Agreements as may be reasonably requested by the Company;

(iv) cause the taking of corporate and other actions by Pathfinder and its Subsidiaries reasonably necessary to satisfy any of the conditions precedent to the FP Financing on the Closing Date;

(v) provide all material documentation and other information about Pathfinder as is reasonably requested by the Company to satisfy applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(vi) negotiate and enter into the PIPE Agreement, in a customary form (for clarity, including providing registration rights in the Shareholder Rights Agreement to Francisco Partners) to be mutually agreed among Francisco Partners, Pathfinder and the Company on the terms and subject to the conditions set forth in the Debt Commitment Letter as in effect as of the date hereof, (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed) at or prior to the Closing, pursuant to which Francisco Partners will purchase from Pathfinder a number of PIPE Shares at a purchase price of $10.00 per share, such that immediately following the completion of the PIPE and prior to the Effective Time, Francisco Partners would have acquired at least 7,500,000 Pathfinder Class A Shares in the Tender Offer and the PIPE, collectively;

(vii) negotiate and enter into the Share Grant Agreement, in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed) at or prior to the Closing and pursuant to which Pathfinder will issue, subject to the consummation of the FP Financing on the terms set forth in the Debt Commitment Letter and the Closing, the Granted FP Shares to Francisco Partners at the Effective Time; and

(viii) negotiate and enter into FP Transaction Support Agreement, in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company on the terms and subject to the conditions set forth in the Debt Commitment Letter as in effect as of the date hereof (such agreement, in each case, not to be unreasonably withheld conditioned or delayed), pursuant to which Francisco Partners will agree to, among other things, (a) vote all of its Pathfinder Shares in favor of this Agreement, the Ancillary Documents to which Pathfinder is or will be a party and the transactions contemplated hereby and thereby (including the Merger and any Pathfinder Extension), (b) to forego redemption rights, if any, in respect thereof and (c) not transfer any of his, her or its Pathfinder Shares, in each case, on the terms and subject to the conditions set forth in such FP Transaction Support Agreement.

Section 4.22 Extension of Pathfinder’s Term. If Pathfinder and the Company together determine that the Closing is unlikely to be consummated on or before February 19, 2023, then Pathfinder shall use reasonable best efforts to obtain the approval of the Pathfinder Shareholders to extend the deadline for Pathfinder to consummate its initial business combination to a date after February 19. 2023 (such approval and extension, a “Pathfinder Extension”), in accordance with Pathfinder’s Governing Documents, unless the Company otherwise provides written consent to not seek any such Pathfinder Extension. The Parties shall reasonably cooperate with respect to taking any and all actions relating to a Pathfinder Extension, including in connection with the preparation, filing and mailing of any proxy materials to be sent to the Pathfinder Shareholders in connection with seeking the approval of the Pathfinder Shareholders of any such Pathfinder Extension.

Article V
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 5.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Approval shall have been obtained;

(e) the Required Pathfinder Shareholder Approval shall have been obtained;

(f) Pathfinder’s listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Pathfinder shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Pathfinder shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Pathfinder Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Pathfinder Shares to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq subject to official notice of issuance thereof;

(g) after giving effect to the transactions contemplated hereby (including the FP Financing), Pathfinder shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

(h) the amounts required to be funded by Francisco Partners under the Debt Commitment Letter (i) to consummate the Tender Offer or, if applicable, to purchase the PIPE Shares and (ii) pursuant to the Pre-Close Facility (as defined in the Debt Commitment Letter) shall have been (and/or, will be, as applicable) funded prior to, at or substantially contemporaneous with the Closing.

Section 5.2 Other Conditions to the Obligations of Pathfinder. The obligations of the Pathfinder Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Pathfinder Parties of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representation and warranty of the Company set forth in Section 2.8(a)) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representation and warranty set forth in Section 2.8(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date and (iii) the representations and warranties of the Company set forth in Article II (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or taken as a whole, does not cause and would not constitute a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing; and

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Pathfinder a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) are satisfied, in a form and substance reasonably satisfactory to Pathfinder.

Section 5.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Pathfinder Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) the representations and warranties of the Pathfinder Parties set forth in Article III of this Agreement (other than the Pathfinder Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Pathfinder Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Pathfinder Material Adverse Effect;

(b) Pathfinder shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c) at or prior to the Closing, Pathfinder shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of Pathfinder, dated as of the Closing Date, to the effect that the conditions specified in Section 5.3(a) and Section 5.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company.

Section 5.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article V to be satisfied if such failure was, individually or in the aggregate, proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.2, or the Company’s breach of this Agreement. None of the Pathfinder Parties may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was proximately caused by such Pathfinder Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.2, or its breach of this Agreement.

Article VI
TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Pathfinder and the Company;

(b) by Pathfinder, if any of the representations or warranties set forth in Article II shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the condition to Closing set forth in either Section 5.2(a) or Section 5.2(b), as applicable, would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Pathfinder, and (ii) the Termination Date; provided, however, that Pathfinder is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) from being satisfied (assuming the Closing occurred as of such date);

(c) by the Company, if any of the representations or warranties set forth in Article III shall not be true and correct or if Pathfinder has failed to perform any covenant or agreement on the part of it set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Pathfinder by the Company and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement and none of the applicable Company Shareholders is then in breach of the Company Shareholder Transaction Support Agreement, as applicable, so as to prevent the conditions to Closing set forth in Section 5.1(d), Section 5.2(a) or Section 5.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d) by either Pathfinder or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the SPAC Expiration Date (including, for the avoidance of doubt, to the extent such SPAC Expiration Date has been extended pursuant to one or more Pathfinder Extensions);

(e) by either Pathfinder or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to April 30, 2023 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to Pathfinder if Pathfinder’s breach of any of its covenants or agreements under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to the Company if the Company’s breach of its covenants or agreements under this Agreement, shall have, either individually or in the aggregate, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and such breach is curable;

(f) by either Pathfinder or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(g) by either Pathfinder or the Company if the Pathfinder Shareholders Meeting has been held (including any adjournment thereof), has concluded, Pathfinder’s shareholders have duly voted and the Required Pathfinder Shareholder Approval was not obtained;

(h) by Pathfinder, if the Company does not deliver, or cause to be delivered, to Pathfinder a Company Shareholder Written Consent sufficient to evidence that the Requisite Shareholder Approval has been obtained in accordance with in accordance with Section 4.13(a) on or prior to the Company Shareholder Written Consent Deadline; or

(i) by Pathfinder, if the Company does not deliver, or cause to be delivered, to Pathfinder on or prior to the Company Shareholder Transaction Support Agreement Deadline, Company Shareholder Transaction Support Agreements executed and delivered by Company Shareholders holding at least a number of Company Shares sufficient to provide the Requisite Shareholder Approval.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 4.3(a), this Section 6.2, Article VII (other than Section 7.1) and Annex A (to the extent, with respect to Annex A, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, but subject to Section 7.18 of this Agreement, the termination of this Agreement pursuant to Section 6.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Debt Financing Agreement, the Debt Commitment Letter, the Confidentiality Agreement, any Company Shareholder Transaction Support Agreements or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article VII
MISCELLANEOUS

Section 7.1 Non-Survival. Other than those representations, warranties, covenants and agreements set forth in Sections 1.1, 2.24, 2.26, 3.17 and 3.19, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 7.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Pathfinder Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms. For the avoidance of doubt, any covenant, agreement or other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 7.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Pathfinder and the Company prior to the Effective Time and (b) the Company and the Pathfinder Sponsor from and after the Effective Time until the first (1st) anniversary of the Effective Time. Any attempted assignment of this Agreement not in accordance with the terms of this Section 7.2 shall be void.

Section 7.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Pathfinder and the Company, prior to the Effective Time and (b) the Company and the Pathfinder Sponsor, from and after the Effective Time. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 7.3 shall be void, ab initio. Notwithstanding anything herein to the contrary, this Section 7.3, Section 7.5, Section 7.9, Section 7.13, Section 7.15, Section 7.16 and Section 7.17 (and any other provision of this Agreement to the extent the amendment, supplement, waiver or other modification of such provision at issue would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified in any manner that is adverse in any respect to Francisco Partners without the prior written consent of Francisco Partners.

Section 7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Pathfinder Party (prior to the Effective Time) or the Pathfinder Sponsor, to:

c/o Pathfinder Acquisition LLC

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Attention: David Chung

Email: dchung@hggc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY, 10022

Attention:	Travis Lee Nelson P.C.;
Ryan Brissette; and
Patrick Salvo

Email:	tnelson@kirkland.com;
ryan.brissette@kirkland.com; and
patrick.salvo@kirkland.com

(b) If to the Company or to Pathfinder (from and after the Effective Time), to:

Movella Inc.

2570 N First Street #300

San Jose, CA 95131

Attention:	Dennis Calderon
Email:	dennis.calderon@movella.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:	Allison M. Leopold Tilley;
Drew Simon-Rooke
Email:	allison@pillsburylaw.com;
drew.simonrooke@pillsburylaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, or in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the laws of the Cayman Islands, inclusive of the Cayman Act, shall also apply to the Domestication. Notwithstanding the foregoing, the Parties hereby agree that any claim, controversy or dispute of any kind or nature (whether based on contract, tort or otherwise) involving Francisco Partners as a party that is in any way related to this Agreement, the Transactions, the Debt Commitment Letter, the Debt Financing Agreements, the FP Financing or any other transaction contemplated by any of the foregoing (other than any determinations thereunder as to (x) the accuracy of any representations and warranties made by or on behalf of the Company in this Agreement, (y) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement and (z) the interpretation of the definition of “Company Material Adverse Effect” and whether a Company Material Adverse Effect has occurred; each of (x) through (z) shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the laws of the Cayman Islands, inclusive of the Cayman Act, shall also apply to the Domestication), shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Pathfinder shall pay, or cause to be paid, all Unpaid Pathfinder Expenses and (b) if the Closing occurs, then Pathfinder shall pay, or cause to be paid, all Unpaid Expenses.

Section 7.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “provided”, “delivered” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Pathfinder, any documents or other materials posted to the electronic data room located at Venue (https://www.dfsvenue.com) under the project name “Project Motion” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (o) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 7.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Pathfinder Disclosure Schedules corresponding to any Section or subsection of Article II (in the case of the Company Disclosure Schedules) or Article III (in the case of the Pathfinder Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article II (in the case of the Company Disclosure Schedules) or Article III (in the case of the Pathfinder Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure (including to the extent that such Section or subsection does not include a reference to the Company Disclosure Schedules or Pathfinder Disclosure Schedules, as applicable). The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article II or Article III may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 7.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 4.14, Section 4.15 and the two subsequent sentences of this Section 7.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Pathfinder Sponsor shall be an express third-party beneficiary of Section 1.3, Section 4.16(b), Section 7.2, Section 7.3, Section 7.14, Section 7.17 and this Section 7.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 7.13 and this Section 7.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 7.13 and this Section 7.9 (to the extent related to the foregoing). Francisco Partners shall be an express third-party beneficiary of Section 7.3, Section 7.5, this Section 7.9, Section 7.13 Section 7.15, Section 7.16 and Section 7.17, and Francisco Partners shall be entitled to rely on and enforce the provisions of such Sections.

Section 7.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by email, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 7.12 Knowledge of Company; Knowledge of Pathfinder. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 7.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Pathfinder’s knowledge” and “to the knowledge of Pathfinder” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 7.12(b) of the Pathfinder Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, other than for Fraud, none of the individuals set forth on Section 7.12(a) of the Company Disclosure Schedules or Section 7.12(b) of the Pathfinder Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 7.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Pathfinder Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Pathfinder Non-Party Affiliates, in the case of Pathfinder, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Pathfinder or any Non-Party Affiliate concerning any Group Company, any Pathfinder Party, this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, each Pathfinder Non-Party Affiliate hereby waives any rights or claims against Francisco Partners in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, and Francisco Partners shall not have any rights or claims against any Non-Party Affiliate in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, the foregoing will not limit the rights and obligations of the parties to the FP Financing under the Debt Commitment Letter (including any enforcement right thereunder).

Section 7.14 Extension; Waiver. The Company (prior to the Effective Time) and the Pathfinder Sponsor (from and after the Effective Time) may (a) extend the time for the performance of any of the obligations or other acts of any Pathfinder Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any Pathfinder Party set forth herein or (c) waive compliance by any Pathfinder Party with any of the agreements or conditions set forth herein. Pathfinder (prior to the Effective Time) and the Pathfinder Sponsor (from and after the Effective Time) may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements, covenants or conditions set forth herein. Any agreement on the part of any such Person to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement or the Ancillary Documents. The failure of any such Person to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 7.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING DOCUMENTS OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, THE TENDER OFFER, THE FP FINANCING OR ANY OTHER FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST FRANCISCO PARTNERS. IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

Section 7.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 7.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action. Notwithstanding anything herein to the contrary, each Party, on its own behalf and on behalf of the Company Related Parties or the Pathfinder Related Parties (as applicable) (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against Francisco Partners as a party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the FP Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 7.4 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (f) agrees that it will not be entitled to seek any injunction or the remedy of specific performance of this Agreement against Francisco Partners in any capacity.

Section 7.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. In respect of the FP Financing, Pathfinder shall be entitled to seek an injunction and/or specific performance as applicable, to cause the Company to do (or refrain from doing) and perform all necessary actions to comply with any conditions precedent set forth in the Debt Commitment Letter and any subsequent conditions precedent to any funding or other transactions contemplated by the Debt Financing Agreements, provided, however, that such right shall not be available to Pathfinder if Pathfinder is then in breach of any of its covenants or agreements under this Agreement such that the condition set forth in Section 5.3(b) would not be satisfied at Closing (assuming the Closing occurred as of such time). Notwithstanding anything herein to the contrary, in no event shall Francisco Partners be subject to any special, consequential, punitive or indirect damages (including, without limitation, any loss of profits, business or anticipated savings).

Section 7.18 Trust Account Waiver. Reference is made to the final prospectus of Pathfinder, filed with the SEC (File No. 333-252498) on February 16, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that Pathfinder has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of the public shareholders of Pathfinder’s Class A Shares (the “Pathfinder Shareholders”), and Pathfinder may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Pathfinder entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Pathfinder or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Pathfinder or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Pathfinder or its Affiliates). Notwithstanding anything to the contrary contained herein, in no event shall the Company’s aggregate liability, following a valid termination of the Agreement, arising out of or related to this Agreement exceed $167,810, whether such liability arises as a result of, in connection with or relating in any way to, this Agreement or any the negotiation, pursuit, consummation or implementation of the proposed or actual business relationship between the Company or any of its Representatives, on the one hand, and Pathfinder or any of its Representatives (other than the Pathfinder Sponsor), on the other hand pursuant thereto, or any other similar matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. For the avoidance of doubt, such limitation of liability shall not apply or in any way limit the Company’s obligations or Liabilities to relating to any requirement of the Company to pay fees, costs or expenses prior to the valid termination of this Agreement or otherwise under this Agreement, or limit or otherwise modify the obligations of the Company to provide indemnification or advancement of expenses to any directors or officers of the Company or Pathfinder under this Agreement, the Governing Documents of the Company or Pathfinder or any other similar arrangements or agreements.

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

MOTION MERGER SUB, INC.

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

MOVELLA INC.

By:	/s/ Ben Lee
Name:	Ben Lee
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A
Certain Definitions

For the purposes of this Agreement, the following terms have the respective meanings set forth below:

“Additional Pathfinder SEC Reports” has the meaning set forth in Section 3.7.

“Adjusted Pre-Closing Equity Value” means (a) the Company Pre-Closing Equity Value, plus (b) the Aggregate Company Vested Option Exercise Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Company Vested Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Vested Company Options if all Vested Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 1.3.

“Allocation Schedule Requirements” has the meaning set forth in Section 1.3.

“Ancillary Documents” means the Shareholder Rights Agreement, Sponsor Letter Agreement, the Debt Financing Agreements, the Debt Commitment Letter, the Company Shareholder Transaction Support Agreements, the FP Transaction Support Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 4.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California are open for the general transaction of business; and, solely to the extent related to any covenant, agreement or other action hereunder or under any applicable Ancillary Document that requires any applicable Governmental Entity in the Cayman Islands to be open, any applicable Governmental Entity in the Cayman Islands are open for the specific purposes of any such covenant, agreement or other action; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

Annex A-1

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.

“Cayman Act” has the meaning set forth in Section 1.1(a)(i).

“Certificate of Merger” has the meaning set forth in Section 1.1(b)(ii).

“Certificates” has the meaning set forth in Section 1.1(b)(vii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control Transaction” means (a) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which all or a material portion of the Company Common Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration of or paid by an unrelated Person or entity, including parties acting as a “group” as defined in Section 13(d)(3) of the Exchange Act (other than, in the case of this clause (a), any transaction in which the holders of the Company Common Shares as of immediately prior to the consummation of such transaction continue to own all or substantially all of the Equity Securities of the Company (or any successor or parent entity of the Company) immediately following the consummation of such transaction), (b) a direct or indirect sale, lease, exchange or other Transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Company’s assets, as determined on a consolidated basis, to an unrelated Person or entity, including parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (c) any transaction or series of related transactions that results, directly or indirectly, in the shareholders of the Company as of immediately prior to such transactions holding, in the aggregate, less than fifty percent (50%) of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction or fifty percent (50%) of the Equity Securities of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction (whether voting or non-voting) immediately after the consummation thereof (in the case of each of clause (a), (b) or (c), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or Transfer of Equity Securities or assets or otherwise).

Annex A-2

“Closing” has the meaning set forth in Section 1.2.

“Closing Company Financial Statements” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Filing” has the meaning set forth in Section 4.4(b).

“Closing Press Release” has the meaning set forth in Section 4.4(b).

“COBRA” means Part 5 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble. Any reference to the Company in this Agreement or any Ancillary Document shall be deemed to refer to the Surviving Company, as the context so requires.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or a majority of the voting power or Equity Securities of the Company or any of its controlled Affiliates or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase of assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any issuance, sale or acquisition of any portion of the Equity Securities or voting power or similar investment in the Company or any of its Affiliates (other than the issuance of Company Options in accordance with the terms of the Company Equity Plan prior to the Closing). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any other transaction with Pathfinder and its Affiliates shall constitute a Company Acquisition Proposal.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.13(a).

“Company Common Holders Approval” means, collectively, (a) the approval by an affirmative vote of a majority of the holders of the requisite number of Company Common Shares and Company Preferred Shares, voting together as a single class and (b) the approval by an affirmative vote of a majority of the Key Holders of the requisite number of Company Shares, approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization).

Annex A-3

“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company.

“Company Convertible Notes” means, those unsecured convertible promissory notes listed on Section 1.4(d) of the Company Disclosure Schedules.

“Company Convertible Note Conversion” has the meaning set forth in Section 1.3.

“Company D&O Persons” has the meaning set forth in Section 4.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 4.15(c).

“Company Data” means all databases, data compilations, information and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, order, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, in each case that is utilized in connection with or incorporated into the creation or distribution of any Company Product, whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Pathfinder by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plans” means, collectively, any plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive (a) any Equity Securities of any Group Company or (b) benefits measured in whole or in part by reference to Equity Securities of any Group Company. For the avoidance of doubt, each plan, Contract or agreement pursuant to which a Company Option was granted shall be deemed to be a Company Equity Plan for all purposes.

Annex A-4

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) the aggregate amount of Change of Control Payments that are payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll Taxes thereon without regard to any ability to defer such Taxes under the CARES Act) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, but excluding any “double trigger” payments and any payment due as a result of an action taken by Pathfinder prior to the Effective Time, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Pathfinder Expenses or any other fees, expenses, commissions or other amounts that are expressly allocated to any other Person pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Section 2.1(a) and Section 2.1(b) (Organization and Qualification), Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.2(d) and Section 2.2(g) (Capitalization of the Group Companies), Section 2.3 (Authority), Section 2.8(a) (No Company Material Adverse Effect) and Section 2.17 (Brokers).

“Company IT Systems” means all networks, servers, endpoints, computer systems, platforms, Software, computer hardware, firmware, middleware, data communication lines, routers, hubs, storage, switches and all other information technology systems, Databases, servers, network equipment, including all electronic connections between and among them, and related documentation, in each case, owned, licensed, leased or held for use by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that are licensed to any Group Company.

Annex A-5

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) has a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement to occur on or prior to the Closing Date (including the Merger and the Pre-Closing Recapitalization) in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, cyberattack, protests, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action expressly required by this Agreement or with the prior written consent of Pathfinder (provided that the exceptions in clause (vi) and (vii) shall not apply to the representations and warranties set forth in Section 2.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 5.2(a) to the extent it relates to such representations and warranties), (viii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Group Companies).

“Company Options” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Pre-Closing Equity Value” means $375,000,000.

“Company Preferred Conversion” has the meaning set forth in Section 1.1(a)(ii).

Annex A-6

“Company Preferred Holders Approval” means, collectively, (a) the approval by an affirmative vote of a majority of the holders of the requisite number of shares of Company Preferred Shares, voting together as a single class, and (b) the approval by an affirmative vote of a majority of the holders of the requisite number of shares of the Series E Preferred, voting as a separate class, in each case, approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization).

“Company Preferred Shares” means, collectively, each share of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred”), Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred”), Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred”), Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred”), Series D-1 Preferred Stock, par value $0.0001 per share (the “Series D-1 Preferred”) and Series E Preferred Stock, par value $0.0001 per share (the “Series E Preferred”).

“Company Product” means all Software products and services (including products and services under development) that are being developed, marketed, offered, sold, licensed, provided or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 2.19.

“Company Related Party Transactions” has the meaning set forth in Section 2.19.

“Company Shareholder Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Shareholder Transaction Support Agreement Deadline” has the meaning set forth in the recitals to this Agreement.

“Company Shareholders” means, collectively, the holders of Company Common Shares and Company Preferred Shares as of any determination time at or prior to the Effective Time.

“Company Shareholders Agreements” mean, collectively, (a) that certain Amended and Restated Voting Agreement made and entered into as of September 8, 2020, by and among the Company, the holders of Company Preferred Shares listed on the schedules A-F attached thereto, and certain Company Shareholders and holders of Company Options listed on the schedule G attached thereto, (b) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement made and entered into as of September 8, 2020, by and among the Company, the holders of Company Preferred Shares listed on the schedules A-F attached thereto, and certain Company Shareholders and holders of Company Options listed on the schedule G attached thereto, (c) that certain Amended and Restated Investor Rights Agreement made and entered into as of September 8, 2020, by and among the holders of Company Preferred Shares listed on the schedule A attached thereto, certain Company Shareholders and holders of Company Options listed on the schedule B attached thereto and the holders of the Series E Preferred, (d) Registration Rights Agreement made and entered into as of September 8, 2020, by and among the Company and the holders of the Series E Preferred and (e) any other stockholders, equityholders, voting agreement, investor rights agreement, registration rights agreement or any other similar document or agreement (whether or not any Group Company is a party or bound).

Annex A-7

“Company Shareholder Approval” means, collectively, each of the Company Common Holders Approval and the Company Preferred Holders Approval.

“Company Shareholder Written Consent” has the meaning set forth in Section 4.13(a).

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 4.13(a).

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Warrant Exercise” has the meaning set forth in Section 1.3.

“Company Warrants” means, those warrants listed on Section 1.4(c) of the Company Disclosure Schedules.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 15, 2022, by and between the Company and Pathfinder.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 2.13(e).

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Debt Commitment Letter” has the meaning set forth in the recitals to this Agreement.

“Debt Financing Agreements” has the meaning set forth in Section 4.21(b).

Annex A-8

“DGCL” has the meaning set forth in Section 1.1(a)(i).

“Dissenting Company Shareholder” has the meaning set forth in Section 1.7.

“Dissenting Company Shares” has the meaning set forth in Section 1.7.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 4.8.

“DPA” has the meaning set forth in Section 3.16.

“Effective Time” has the meaning set forth in Section 1.1(b)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other incentive, bonus, commission, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual independent contractor, individual consulting, compensation (other than base salary or base wage rate), vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, health, medical, disability, life insurance, welfare, retirement, pension, deferred compensation, fringe benefit, employee loan (but excluding loans under a qualified 401(k) plan) or other benefit or compensatory plan, program, policy, practice, scheme, Contract or other arrangement that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Employee Stock Purchase Plan Proposal” has the meaning set forth in Section 4.8.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 1.5(a).

“Exchange Agent Agreement” has the meaning set forth in Section 1.5(a).

Annex A-9

“Exchange Proposal” has the meaning set forth in Section 4.8.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 2.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“FP Financing” has the meaning set forth in the recitals to this Agreement.

“FP Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Francisco Partners” has the meaning set forth in the recitals to this Agreement.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission, branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal, arbitrator or mediator (public or private).

Annex A-10

“Granted FP Shares” has the meaning set forth in the recitals to this Agreement.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substances” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Equity Plan Proposal” has the meaning set forth in Section 4.8.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related proprietary rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) database rights, including rights under the European Union Directive 96/9/EC and all other similar rights throughout the world, whether or not arising by statute, even when not a creative work of authorship or non-public; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

Annex A-11

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Intervening Event” means any material change, event, effect, or occurrence (a) that was not known or reasonably foreseeable to the Pathfinder Board as of the date of this Agreement and that becomes known to the Pathfinder Board after the date of this Agreement and prior to the receipt of the Pathfinder Shareholder Approval and (b) that does not relate to a Pathfinder Acquisition Proposal; provided, however, that (i) any change in the price or trading volume of Pathfinder Shares or Pathfinder Warrants shall not, in and of itself, constitute an Intervening Event and (ii) any change, event, effect or occurrence to the extent excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii) and (viii) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall not, in and of itself, constitute an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Holders” means, collectively, each of Charles Yang, Ben Lee and Ray Farnham.

“Latest Balance Sheet” has the meaning set forth in Section 2.4(a).

“Law” means any federal, national, state, local, foreign, national, multi-national or supranational statute, law (including common law and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, order, decree, approval, rule, judgment, code, regulation or other binding directive, decision or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 2.18(b).

“Letter of Transmittal” means the letter of transmittal, in such form as is reasonably satisfactory each of the Exchange Agent, Pathfinder and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

Annex A-12

“Lookback Date” means the date which is three (3) years prior to the date of this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 2.7(a).

“Material Permits” has the meaning set forth in Section 2.6.

“Merger” has the meaning set forth in Section 1.1(b)(i).

“Motion Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Party Affiliate” has the meaning set forth in Section 7.13.

“Non-Pathfinder Designee” has the meaning set forth in Section 4.16(b).

“Officers” has the meaning set forth in Section 4.16(a).

“Off-the-Shelf Software” means any Software or Database that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $150,000 per agreement or an ongoing licensee fee of less than $150,000 per year.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means each of Steve Walske and Paul Weiskopf and Omar Johnson, each of whom is a holder of Pathfinder Class B Shares as of the date hereof.

“Other Closing Company Financial Statements” has the meaning set forth in Section 2.4(b).

“Other Pathfinder Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Pathfinder Shares entitled to vote thereon, whether in person or by proxy at the Pathfinder Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Pathfinder and applicable Law.

Annex A-13

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Pathfinder” means (a) prior to the consummation of the Domestication, Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability, and (b) from and after the consummation of the Domestication, Pathfinder Acquisition Corporation as domesticated in Delaware, and anticipated to be named “Movella Holdings Inc.” Any reference to Pathfinder in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or (b), as the context so requires.

“Pathfinder Acquisition Proposal” means (a) any transaction or series of related transactions under which Pathfinder or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a “business combination” (as defined in the Governing Documents of Pathfinder) with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) except as otherwise permitted by, or entered into in accordance with, Section 4.10, any material equity or similar investment in Pathfinder or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any transaction with the Company or its Affiliates shall constitute a Pathfinder Acquisition Proposal.

“Pathfinder Board” has the meaning set forth in the recitals to this Agreement.

“Pathfinder Board Recommendation” has the meaning set forth in Section 4.8.

“Pathfinder Class A Shares” means, prior to the Domestication, Pathfinder’s Class A ordinary shares with a nominal or par value of US$0.0001 each per share.

“Pathfinder Class B Shares” means, prior to the Domestication, Pathfinder’s Class B ordinary shares with a nominal or par value of US$0.0001 each per share.

“Pathfinder Common Share Value” means $10.00.

“Pathfinder D&O Persons” has the meaning set forth in Section 4.14(a).

“Pathfinder Designee” has the meaning set forth in Section 4.16(b).

“Pathfinder Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Pathfinder on the date of this Agreement.

“Pathfinder Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, any Pathfinder Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Pathfinder and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Pathfinder pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Pathfinder Expenses shall not include any Company Expenses or any other fees, expenses, commissions or other amounts that are expressly allocated to any other Person pursuant to this Agreement or any Ancillary Document.

“Pathfinder Extension” has the meaning set forth in Section 4.22.

“Pathfinder Financial Statements” means all of the financial statements of Pathfinder included in the Pathfinder SEC Reports.

Annex A-14

“Pathfinder Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Brokers) and Section 3.6 (Capitalization of Pathfinder).

“Pathfinder Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Pathfinder Parties, taken as a whole, or (b) has a material adverse effect on the ability of any Pathfinder Party to consummate the transactions contemplated by this Agreement to occur on or prior to the Closing Date (including the Merger) in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, cyberattack, protests, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Pathfinder Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Pathfinder Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action expressly required by this Agreement or with the prior written consent of Pathfinder (provided that the exceptions in clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 3.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 5.3(a) to the extent it relates to such representations and warranties), (viii) any failure by any Pathfinder Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing;, or (x) any change, event, development effect or occurrence that is generally applicable to “SPACs”; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), clause (ix) or clause (x) may be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had or would reasonably be expected to have a disproportionate adverse effect on Pathfinder relative to other “SPACs,” and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to any of the Group Companies, (y) any Pathfinder Shareholder Redemption, in and of itself, or (z) any failure, in and of itself, by Francisco Partners to fulfill its obligations under the Debt Commitment Letter or any other Debt Financing Agreement (including Francisco Partners’ obligations to fund its commitments thereunder when required), constitute a Pathfinder Material Adverse Effect.

“Pathfinder Non-Party Affiliates” means, collectively, each Pathfinder Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Pathfinder Related Party (other than, for the avoidance of doubt, Pathfinder).

“Pathfinder Parties” means, collectively, Pathfinder and Motion Merger Sub.

“Pathfinder Post-Closing Common Shares” means, from and after the Domestication, the shares of common stock of Pathfinder, par value $0.00001 per share.

“Pathfinder Post-Closing Warrant” has the meaning set forth in Section 1.1(a)(i).

“Pathfinder Pre-Closing Shares” means, collectively, the Pathfinder Class A Shares and the Pathfinder Class B Shares.

Annex A-15

“Pathfinder Related Party” has the meaning set forth in Section 3.9.

“Pathfinder Related Party Transactions” has the meaning set forth in Section 3.9.

“Pathfinder SEC Reports” has the meaning set forth in Section 3.7.

“Pathfinder Shareholder Approval” means, collectively, the Required Pathfinder Shareholder Approval and the Other Pathfinder Shareholder Approval.

“Pathfinder Shareholder Redemption” means the right of the holders of Pathfinder Class A Shares to redeem all or a portion of their Pathfinder Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Pathfinder.

“Pathfinder Shareholders” has the meaning set forth in Section 7.18.

“Pathfinder Shareholders Meeting” has the meaning set forth in Section 4.8.

“Pathfinder Shares” means (a) prior to the consummation of the Domestication, the Pathfinder Pre-Closing Shares and (b) from and after the consummation of the Domestication, the Pathfinder Post-Closing Common Shares. Any reference to the Pathfinder Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Pathfinder Sponsor” has the meaning set forth in the recitals to this Agreement.

“Pathfinder Sponsor Consent” means the prior consent of the Pathfinder Sponsor with respect to the entry by Pathfinder into this Agreement, as required pursuant to the letter agreement, dated February 16, 2021, by and among Pathfinder, Pathfinder Sponsor and the other Persons party thereto.

“Pathfinder Warrant Agreement” means the Warrant Agreement, dated February 16, 2021, between Pathfinder and the Trustee, as warrant agent.

“Pathfinder Warrants” means, prior to the Domestication, each warrant (or fraction of a warrant) to purchase one Pathfinder Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Pathfinder Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Pathfinder Sponsor or any Other Class B Shareholder).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

Annex A-16

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that identifies or is reasonably capable of being associated with an identified natural person and that is regulated by applicable Privacy Laws.

“PIPE” has the meaning set forth in the recitals to this Agreement.

“PIPE Shares” has the meaning set forth in the recitals to this Agreement.

“Post-Closing Bylaws” has the meaning set forth in Section 1.1(a)(i).

“Post-Closing Certificate of Incorporation” has the meaning set forth in Section 1.1(a)(i).

“Post-Closing Employee Stock Purchase Plan” has the meaning set forth in Section 4.19.

“Post-Closing Incentive Equity Plans” has the meaning set forth in Section 4.19.

“Pre-Closing Pathfinder Holders” means the holders of Pathfinder Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 2.20(a).

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the Company IT Systems: (a) all applicable Privacy Laws, (b) provisions relating to Processing of Personal Data in all applicable Privacy Contracts, (c) all applicable Privacy and Data Security Policies and (d) to the extent applicable to the Group Companies, the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Data.

Annex A-17

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data and that apply to the Group Companies.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit, mediation, or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” or “Processing” or “Processes” means the collection, compilation, receipt, access, acquisition, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), destruction, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 7.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of Pathfinder.

“Representatives” means with respect to any Person, such Person’s Affiliates, equityholders and its and such Affiliates’ and equityholders’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Requisite Shareholder Approval” has the meaning set forth in Section 4.13(a).

“Requisite Supporting Stockholders” has the meaning set forth in the recitals to this Agreement.

“Required Governing Document Proposal” has the meaning set forth in Section 4.8.

Annex A-18

“Required Pathfinder Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Pathfinder Shares entitled to vote thereon, whether in person or by proxy at the Pathfinder Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Pathfinder and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Exchange Proposal and the Required Governing Document Proposal.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Pathfinder Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Breach” means any (i) unauthorized acquisition of, access to, or loss of, or misuse (by any means) of, Personal Data; (ii) unauthorized or unlawful Processing, sale or rental of Personal Data; or (iii) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Data.

“ServiceMax Business Combination Agreement” has the meaning set forth in Section 3.10.

“ServiceMax Business Combination Agreement Expenses” means, as of the date of this Agreement, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, Pathfinder in connection with the negotiation, preparation, execution or termination of the ServiceMax Business Combination Agreement, including any amendments and ancillary documents thereto (collectively, the “ServiceMax Transaction Documents”), the performance of its covenants or agreements in any ServiceMax Transaction Document or the consummation of the transactions contemplated thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Pathfinder and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Pathfinder pursuant to the ServiceMax Transaction Documents.

“Share Grant Agreement” has the meaning set forth in the recitals to this Agreement.

Annex A-19

“Shareholder Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Significant Customer” has the meaning set forth in Section 2.21(a).

“Significant Supplier” has the meaning set forth in Section 2.21(b).

“Signing Filing” has the meaning set forth in Section 4.4(b).

“Signing Press Release” has the meaning set forth in Section 4.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Expiration Date” means the later of (a) February 19, 2023 or (b) the date (or latest date, in the event of multiple Pathfinder Extensions) set as the deadline for Pathfinder to consummate its initial business combination following one or more Pathfinder Extensions.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Stockholders” has the meaning set forth in the recitals to this Agreement

“Surviving Company” has the meaning set forth in Section 1.1(b)(i).

“SVB Warrants” means, collectively, each of (a) that certain warrant issued to Silicon Valley Bank, dated November 25, 2015, and (b) that certain warrant issued to Silicon Valley Bank, dated February 25, 2022.

Annex A-20

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Tender Offer” has the meaning set forth in the recitals to this Agreement.

“Tender Shares” has the meaning set forth in the recitals to this Agreement.

“Termination Date” has the meaning set forth in Section 6.1(d).

“Trade Control Laws” has the meaning set forth in Section 2.22(a).

“Transaction Litigation” has the meaning set forth in Section 4.2(d).

“Transaction Proposals” has the meaning set forth in Section 4.8.

“Transaction Share Consideration” means an aggregate number of Pathfinder Shares (including Pathfinder Shares subject to Rollover Vested Options) equal to (a) the Adjusted Pre-Closing Equity Value, divided by (b) the Pathfinder Common Share Value.

“Transactions” means the transactions contemplated hereby, including the FP Financing.

“Transfer” means any direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

“Trust Account” has the meaning set forth in Section 7.18.

“Trust Account Released Claims” has the meaning set forth in Section 7.18.

“Trust Agreement” has the meaning set forth in Section 3.8.

“Trustee” has the meaning set forth in Section 3.8.

Annex A-21

“Union” has the meaning set forth in Section 2.14(c).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Effective Time.

“Unpaid Expenses” means all Unpaid Company Expenses and all Unpaid Pathfinder Expenses.

“Unpaid Pathfinder Expenses” means the Pathfinder Expenses that are unpaid as of immediately prior to the Effective Time.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of, or after taking into account the effect of, the transactions contemplated hereby.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable state or local Laws.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Annex A-22

Exhibit D

FORM OF

Amended and Restated

Certificate of INCORPORATION OF

MOVELLA HOLDINGS INC.

Movella Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Movella Holdings Inc.

SECOND: The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on               , 2022 and most recently amended and restated pursuant to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on             , 2022, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on                   , 2022 and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on                       , 2022 (as so amended, the “Existing Certificate”).

THIRD: Pursuant to Section 388 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Existing Certificate.

FOURTH: The Existing Certificate shall be amended and restated to read in full as follows:

article I

The name of the corporation is Movella Holdings Inc. (the “Corporation”).

article II

The registered agent and the address of the registered offices in the State of Delaware are:

The Corporation Trust Company

c/o Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

article III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

article IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is             Million (              ), of which             Million (            ) shares shall be Common Stock, $       par value per share (the “Common Stock”), and of which                Million (                ) shares shall be Preferred Stock, $          par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the board of directors of the Corporation (the “Board”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, as amended from time to time (this “Certificate” or “Certificate of Incorporation”), the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board. The Board is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue (each, a “Preferred Stock Designation”), to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof. The Board is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the Preferred Stock Designation otherwise provides, in case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless the Board provides to the contrary in the Preferred Stock Designation and to the fullest extent permitted by law, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation. No holder of shares of Common Stock shall have the right to cumulative votes.

3. Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Certificate, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor.

article V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

A. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Action by Stockholders. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board, the Chief Executive Officer, or the President of the Corporation. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E. Annual Meeting of Stockholders. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such date and time as the Board (or its designees) shall fix.

article VI

A. Number and Terms of Directors. Subject, in respect of the initially appointed directors at the Effective Time (as defined below), to Section 4.16 of the Business Combination Agreement, dated as of                 , 2022 (the “Business Combination Agreement”), and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the term for which they severally hold office, into three classes, with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders following the effectiveness of the filing of this Article VI (the “Effective Time”), the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders following the Effective Time, and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders following the Effective Time, with each director to hold office until his or her successor shall have been duly elected and qualified. Subject to Section 4.16 of the Business Combination Agreement, the Board is authorized to assign members of the Board already in office at the Effective Time to such classes as it determines. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, or until their earlier resignation, death or removal; and (ii) if authorized by a resolution of the Board, directors may be elected to fill any vacancy on the Board, regardless of how such vacancy shall have been created. Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, either separately or together with the holders of one or more other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

B. Quorum. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C.   Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and Section 4.16 of the Business Combination Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office, or other cause shall, unless otherwise required by law or determined by the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

E.   Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

article VII

The Board is expressly empowered to adopt, amend, or repeal bylaws of the Corporation. Any adoption, amendment, or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the Bylaws.

article VIII

A. Limitation on Liability. To the fullest extent permitted by law, including the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as the case may be. If the DGCL hereafter is amended to further eliminate or limit the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated, limited to the fullest extent permitted by the amended DGCL, to the extent so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

B. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise.

C. Repeal and Modification. Any amendment, recission, termination, repeal or modification of the foregoing provisions of this Article VIII including by either of (a) the stockholders of the Corporation or (b) an amendment to the DGCL shall not adversely affect any limitation of personal liability or other right or protection existing hereunder immediately prior to such amendment, recission, termination, repeal or modification.

ARTICLE IX

A. Exclusive Forum; Delaware Court of Chancery. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, agent, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of this Certificate, any Preferred Stock Designation or the Bylaws, (d) any action to interpret, apply, enforce, or determine the validity of the certificate of incorporation or these bylaws, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

If any action the subject matter of which is within the scope of this section is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

C. Remedies. Failure to enforce the provisions contained in this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE X

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend in any respect or repeal this Article X or any of Articles V, VI, VII, VIII, or IX.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this    th day of                 , 2022.

MOVELLA HOLDINGS INC.

By:	/s/
, Chief Executive Officer

EXHIBIT E

FORM OF

AMENDED AND RESTATED

B Y L A W S

OF

movella HOLDINGS INC.

(a Delaware corporation)

E-i

(continued)

E-ii

(continued)

E-iii

AMENDED AND RESTATED

B Y L A W S

OF

MOVELLA HOLDINGS INC.

(a Delaware corporation)

ARTICLE 1

Offices

1.1 Registered Office. The registered office of Movella Holdings Inc. shall be set forth in the certificate of incorporation of the corporation.

1.2 Other Offices. The corporation may also have offices at such other places, either within or without the State of Delaware, as the board of directors of the corporation (the “Board of Directors”) may from time to time designate, or the business of the corporation may require.

ARTICLE 2

Meeting of Stockholders

2.1 Place of Meeting. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in these bylaws, or, if not so designated, at the principal executive offices of the corporation. The Board of Directors may, in its sole discretion, (a) determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication, or (b) permit participation by stockholders at such meeting by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).

2.2 Annual Meeting.

(a) Annual meetings of stockholders shall be held each year on such date and at such time as shall be designated from time to time by or in the manner determined by the Board of Directors and stated in the notice of the meeting. Except as otherwise provided in the certificate of incorporation, at each such annual meeting, the stockholders shall elect the number of directors equal to the number of directors of the class whose term expires at such meeting (or, if fewer, the number of directors properly nominated and qualified for election) to hold office until the third succeeding annual meeting of stockholders after their election. The stockholders shall also transact such other business as may properly be brought before the meeting. Except as otherwise restricted by the certificate of incorporation of the corporation or applicable law, the Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders.

2.3 Advance Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before the annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder of record. A motion related to business proposed to be brought before any stockholders’ meeting may be made by any stockholder entitled to vote if the business proposed is otherwise proper to be brought before the meeting. However, any such stockholder may propose business to be brought before a meeting only if such stockholder has given timely notice to the Secretary of the corporation in proper written form of the stockholder’s intent to propose such business.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the corporation and (ii) provide any updates or supplements to such notice at the time and in the forms required by this Section 2.3. To be timely, the stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the anniversary of the date of the corporation’s proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the Secretary of the corporation not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods, “Timely Notice”). For the purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) To be in proper form for purposes of this Section 2.3, a stockholder’s notice to the Secretary of the corporation shall set forth:

(i) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appears on the corporation’s books and records); and (2)  the number of shares of each class or series of stock of the corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of stock of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the corporation or any affiliate of the corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation or any affiliate of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or person(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of stock of the corporation or other person or entity (including the names of such other holder(s), person(s) or entity(ies)) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.3(c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(d) For purposes of this Section 2.3, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) A Proposing Person shall update and supplement its notice to the corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(f) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.3. The presiding person of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.3, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) This Section 2.3 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the corporation’s proxy statement. In addition to the requirements of this Section 2.3 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.3 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.4 Advance Notice of Nominations for Election of Directors at a Meeting.

(a) Subject to the rights, if any, of holders of preferred stock to vote separately to elect directors, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but, in the case of a special meeting, only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a stockholder of record of the corporation (and with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in Section 2.4(b) and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.4 and Section 2.5 as to such notice and nomination. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board of Directors at any annual meeting or special meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or, subject to the limitations set forth in these bylaws, at a special meeting of the stockholders, the stockholder must (i) provide Timely Notice (as defined in Section 2.3(b) of these bylaws) thereof in writing and in proper form to the Secretary of the corporation, (ii) have acted in accordance with the representations set forth in the Solicitation Statement required by these bylaws; (iii) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.4 and Section 2.5, and (iv) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and Section 2.5. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the corporation at least 10 days before the last day a Nominating Person may deliver a Timely Notice, a Nominating Person’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(c) In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(d) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.3(c)(i), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.3(c)(ii), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(ii), and the disclosure with respect to the business to be brought before the meeting in Section 2.3(c)(ii) shall be made with respect to nomination of each person for election as a director at the meeting) and a statement whether or not each such Nominating Person will deliver a proxy statement and form of proxy to holders of at least 67% of the voting power of shares entitled to vote on the election of directors and file a definitive proxy statement with the U.S. Securities and Exchange Commission in accordance with the requirements of the Exchange Act (such statement, a “Solicitation Statement”); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.4 and Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(a).

(e) For purposes of this Section 2.4, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (iii) any other participant in such solicitation.

(f) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(g) In addition to the requirements of this Section 2.4 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.5 Additional Requirements for Valid Nomination of Candidates to Serve as Directors and, if Elected, to be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the corporation at an annual meeting, a candidate must be nominated in the manner prescribed in Section 2.4 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the corporation, (i) a completed written questionnaire (in the form provided by the corporation upon written request therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the corporation upon written request therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”), or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the corporation that has not been disclosed therein, and (C) if elected as a director of the corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(b) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the corporation.

(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (or any other office specified by the corporation in any public announcement) (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder or information provided by a candidate, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(d) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i) No candidate shall be eligible for nomination as a director of the corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.4 and this Section 2.5, as applicable. For any nomination to be properly brought before a meeting, the information provided by any Nominating Person or candidate, including the information contained in any questionnaire, shall not contain any false or misleading information or omit any material information that has been requested. In the event of a failure to meet the requirements of Section 2.4 and Section 2.5, (1) the corporation may omit or, to the extent feasible, remove the information concerning the nomination from its proxy materials and/or otherwise communicate to its stockholders that the nominee is not eligible for election at the annual meeting, (2) the corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the party and (3) the presiding person of the meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation. The presiding person at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.4 or this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the votes cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination by a Nominating Person shall be eligible to be seated as a director of the corporation unless nominated and elected in accordance with Section 2.4 and this Section 2.5.

2.6 Special Meetings. Special meetings of stockholders of the corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board of Directors, the Chief Executive Officer, or the President of the corporation. For purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the matters relating to the purpose or purposes stated in the notice of meeting. Except as otherwise restricted by the certificate of incorporation or applicable law, the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders.

2.7 Notice of Meetings. Except as otherwise provided by law, the certificate of incorporation or these bylaws, written or electronic notice of each meeting of stockholders, annual or special, stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given in accordance with Section 232 of the DGCL not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.8 List of Stockholders. The corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation.

2.9 Organization and Conduct of Business. Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of Directors or, in his or her absence, the Chief Executive Officer of the corporation or, in his or her absence, the President of the corporation, or in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall serve as chairman of the meeting and call to order any meeting of the stockholders and act as chairman of the meeting. The Secretary of the corporation shall act as the secretary of any meeting of the stockholders, or, in the absence of the Secretary of the corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order.

2.10 Quorum. Except where otherwise required by law, the rules of any stock exchange upon which the corporation’s securities are listed, the certificate of incorporation of the corporation or these bylaws, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

2.11 Adjournments. The chairperson of the meeting or the stockholders, by the affirmative vote of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote, though less than a quorum, or any officer entitled to preside at such meeting, shall be entitled to adjourn such meeting from time to time, without notice other than announcement at the meeting. When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of meeting given in accordance with Section 2.7 of these bylaws; provided, however, that if the adjournment is for more than thirty (30) days, notice of the place, if any, date, time and means of remote communications, if any, of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 2.14 of these bylaws and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.12 Voting Rights. Unless otherwise required by the DGCL, the rules or regulations of any stock exchange upon which the corporation’s securities are listed, or the certificate of incorporation of the corporation or as otherwise provided in these bylaws, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of the capital stock having voting power held by such stockholder. No holder of shares of the corporation’s common stock shall have the right to cumulative votes.

2.13 Majority Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast affirmatively or negatively shall decide any question brought before such meeting, unless the question is one upon which by express provision of an applicable statute or of the certificate of incorporation of the corporation or of these bylaws, including Section 3.2 hereof, or of the rules of any a stock exchange upon which the corporation’s securities are listed, a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.14 Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action to which the record date relates. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions. If the Board of Directors does not fix a record date as described in the first two sentences of this paragraph, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held, and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

2.15 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting.

2.16 Inspectors of Election. The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

2.17 No Action Without a Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by these bylaws. The stockholders may not in any circumstance take action by written consent.

ARTICLE 3

Directors

3.1 Number, Election, Tenure and Qualifications. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the corporation’s first annual meeting of stockholders following the effectiveness of the filing of the certificate of incorporation first containing a classified board provision (the “Effective Time”), the term of office of the second class to expire at the corporation’s second annual meeting of stockholders following the Effective Time, and the term of office of the third class to expire at the corporation’s third annual meeting of stockholders following the Effective Time, with each director to hold office until his or her successor shall have been duly elected and qualified. The Board of Directors is authorized to assign members of the Board of Directors already in office at the Effective Time to such classes as it determines. At each annual meeting of stockholders, (a) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (b) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

3.2 Director Nominations. At each annual meeting of the stockholders, directors shall be elected by a plurality of votes cast, except as otherwise provided in this Section 3.2, and each director so elected shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal or death.

Notwithstanding the previous sentence, to the fullest extent permitted by law, if a majority of the votes cast with respect to the election of a director are marked “against” or “withheld” in an uncontested election, the director shall promptly tender his or her irrevocable resignation for the Board of Directors’ or the Nominating and Governance Committee’s consideration. If such director’s resignation is accepted by the Board of Directors or the Nominating and Governance Committee, then the Board of Directors or the Nominating and Governance Committee, in its sole discretion, may fill the resulting vacancy or may decrease the size of the Board of Directors.

3.3 Enlargement and Vacancies. Except as otherwise provided by the certificate of incorporation, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or determined by the Board of Directors, be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the next annual election at which the term of the class to which he or she has been elected expires and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, or by the certificate of incorporation of the corporation or these bylaws, may exercise the powers of the full Board of Directors until the vacancy is filled.

3.4 Resignation. Any director may resign at any time upon written or electronic notice to the corporation addressed to the attention of the Chief Executive Officer, the Secretary, the Chairman of the Board of Directors or the Chair of the Nominating and Corporate Governance Committee of the Board of Directors, who shall in turn notify the full Board of Directors (although failure to provide such notification to the full Board of Directors shall not impact the effectiveness of such resignation). Such resignation shall be effective upon receipt of such notice by one of the individuals designated above unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event.

3.5 Powers. The business of the corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation of the corporation or by these bylaws directed or required to be exercised or done by the stockholders.

3.6 Chairman of the Board of Directors. The directors shall elect a Chairman of the Board of Directors and may elect a Vice Chair of the Board, each to hold such office until their successor is elected and qualified or until their earlier resignation or removal. In the absence or disability of the Chairman of the Board of Directors, the Vice Chair of the Board, if one has been elected, or another director designated by the Board of Directors, shall perform the duties and exercise the powers of the Chairman of the Board of Directors. The Chairman of the Board of Directors of the corporation may preside at all meetings of the stockholders and the Board of Directors and shall have such other duties as may be vested in the Chairman of the Board of Directors by the Board of Directors. The Vice Chair of the Board of the corporation shall have such duties as may be vested in the Vice Chair of the Board by the Board of Directors.

3.7 Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

3.8 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as may be determined from time to time by the Board of Directors; provided, however, that any director who is absent when such a determination is made shall be given prompt notice of such determination.

3.9 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer, or by the written request of a majority of the directors then in office. Notice of the time and place, if any, of special meetings shall be delivered personally or by telephone to each director, or sent by first-class mail or commercial delivery service, facsimile transmission, or by electronic mail or other electronic means, charges prepaid, sent to such director’s business or home address or email address, as applicable, as they appear upon the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least three (3) days prior to the time of holding of the meeting. In case such notice is delivered personally or by telephone or by commercial delivery service, facsimile transmission, or electronic mail or other electronic means, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

3.10 Quorum, Action at Meeting, Adjournments. At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, or by the certificate of incorporation of the corporation or these bylaws. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.11 Action Without Meeting. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board of Directors or committee.

3.12 Telephone Meetings. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any member of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or of any committee, as the case may be, by means of conference telephone or by any form of communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.13 Committees. The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the lawfully delegated powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the conduct of its business by the Board of Directors. Except as otherwise provided in the certificate of incorporation of the corporation, these bylaws, or the resolution of the Board of Directors designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

3.14 Fees and Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE 4

Officers

4.1 Officers Designated. The officers of the corporation shall be chosen by or in the manner determined by the Board of Directors and shall be a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. The Board of Directors may also choose a Treasurer, one or more Vice Presidents, and one or more assistant Secretaries or assistant Treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation of the corporation or these bylaws otherwise provide.

4.2 Election. The Board of Directors shall choose a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. Other officers may be appointed by the Board of Directors or may be appointed pursuant to a delegation of authority from the Board of Directors.

4.3 Tenure. Each officer of the corporation shall hold office until such officer’s successor is appointed and qualified, unless a different term is specified at the appointment of such officer, or until such officer’s earlier death, resignation, removal or incapacity. Any officer may be removed with or without cause at any time by the Board of Directors or a committee duly authorized to do so (or in the manner determined by the Board of Directors). Any vacancy occurring in any office of the corporation may be filled by or in the manner determined by the Board of Directors, at its discretion. Any officer may resign by delivering such officer’s written or electronic resignation to the corporation to the attention of the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

4.4 The Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board of Directors, in the absence of the Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be delegated by the Board of Directors to some other officer or agent of the corporation.

4.5 The President. The President shall, in the event there is no Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of his or her disability, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board of Directors, the Chief Executive Officer, or these bylaws.

4.6 The Vice President. The Vice President, if any (or in the event there be more than one, the Vice Presidents in the order designated by the directors, or in the absence of any designation, in the order of their election), shall, in the absence of the President or in the event of his or her disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and be subject to all the restrictions upon the President. The Vice President(s) shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board of Directors, the Chief Executive Officer, the President, or these bylaws.

4.7 The Secretary. The Secretary shall attend all meetings of the Board of Directors and the stockholders and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the standing committees, when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board of Directors, and shall perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer, under whose supervision he or she shall act. The Secretary shall sign such instruments on behalf of the corporation as the Secretary may be authorized to sign by the Board of Directors or by law and shall countersign, attest and affix the corporate seal to all certificates and instruments where such countersigning or such sealing and attesting are necessary to their true and proper execution.

4.8 The Assistant Secretary. The Assistant Secretary, or if there be more than one, any Assistant Secretaries in the order designated by the Board of Directors (or in the absence of any designation, in the order of their election) shall assist the Secretary in the performance of his or her duties and, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors.

4.9 The Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer in charge of the general accounting books, accounting and cost records and forms. The Chief Financial Officer may also serve as the principal accounting officer and shall perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.10 The Treasurer and Assistant Treasurers. The Treasurer (if one is appointed) shall have such duties as may be specified by the Chief Financial Officer to assist the Chief Financial Officer in the performance of his or her duties and to perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer. It shall be the duty of any Assistant Treasurers to assist the Treasurer in the performance of his or her duties and to perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.11 Bond. If required by the Board of Directors, any officer shall give the corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of such officer’s office and for the restoration to the corporation of all books, papers, vouchers, money and other property of whatever kind in such officer’s possession or under such officer’s control and belonging to the corporation.

4.12 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE 5

Notices

5.1 Delivery. Whenever, under the provisions of law, or of the certificate of incorporation of the corporation or these bylaws, written notice is required to be given to any stockholder, such notice may be given (a) by mail, addressed to such stockholder, at such person’s address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or (b) by nationally recognized courier service, and such notice shall be deemed to be given at the earlier of when the notice is received or left at such stockholder’s address. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

5.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or of the certificate of incorporation of the corporation or of these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE 6

Indemnification of Directors and Officers

6.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 6.3 of this Article 6 with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

6.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.1 of this Article 6, an indemnitee shall also have the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.2 or otherwise.

6.3 Right of Indemnitee to Bring Suit. If a claim under Section 6.1 or 6.2 of this Article 6 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the corporation.

6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s certificate of incorporation, bylaws, agreement, vote of stockholders or directors, or otherwise.

6.5 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

6.6 Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

6.7 Nature of Rights. The rights conferred upon indemnitees in this Article 6 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, or trustee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any amendment, alteration, or repeal of this Article 6 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

6.8 Severability. If any word, clause, provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 6 (including, without limitation, each portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE 7

Capital Stock

7.1 Certificates for Shares. The shares of the corporation shall be (a) represented by certificates or (b) uncertificated and evidenced by a book-entry system maintained by or through the corporation’s transfer agent or registrar. Certificates shall be signed by, or in the name of the corporation by, any two authorized officers of the corporation, including the Chief Executive Officer, the President, the Secretary, or the Chief Financial Officer.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send or cause to be sent to the registered owner thereof a written notice or electronic transmission containing the information required by Section 151(f) of the DGCL or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.2 Signatures on Certificates. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

7.3 Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate of shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and proper evidence of compliance of other conditions to rightful transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions and proper evidence of compliance of other conditions to rightful transfer from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

7.4 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of Delaware.

7.5 Lost, Stolen or Destroyed Certificates. The corporation may direct that a new certificate or certificates be issued to replace any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed and on such terms and conditions as the corporation may require. When authorizing the issue of a new certificate or certificates, the corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require, to indemnify the corporation in such manner as it may require, and/or to give the corporation a bond or other adequate security in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 8

General Provisions

8.1 Dividends. Dividends upon the capital stock of the corporation, subject to any restrictions contained in the DGCL or the provisions of the certificate of incorporation of the corporation, if any, may be declared by the Board of Directors at any regular or special meeting or by unanimous written consent. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation of the corporation.

8.2 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors or its designees may from time to time designate.

8.3 Corporate Seal. The Board of Directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The seal may be altered from time to time by the Board of Directors.

8.4 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances.

8.5 Representation of Shares or Interests of Other Entities. The Chief Executive Officer, the President or any Vice President, the Chief Financial Officer or the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary of the corporation is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any corporation or corporations or similar ownership interests of other business entities standing in the name of the corporation. The authority herein granted to said officers to vote or represent on behalf of the corporation any and all shares or similar ownership interests held by the corporation in any other corporation or corporations or other business entities may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

ARTICLE 9

Forum for Adjudication of Disputes

9.1 Exclusive Forum; Delaware Court of Chancery(f) . To the fullest extent permitted by law, and unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, agent, or stockholder of the corporation to the corporation or the corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of the certificate of incorporation, any Preferred Stock Designation (as that term is defined in the certificate of incorporation of the corporation) or these bylaws or (d) any action to interpret, apply, enforce, or determine the validity of the certificate of incorporation or these bylaws, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.

If any action the subject matter of which is within the scope of this Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder.

9.2 Exclusive Forum; Federal District Courts. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.2.

9.3 Remedies. Failure to enforce the provisions contained in this Article 9 would cause the corporation irreparable harm, and the corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE 10

Amendments

Subject to the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation, without any action on the part of the stockholders, by the affirmative vote of a majority of the Whole Board. In addition to any vote of the holders of any class or series of stock of the corporation required by law, by the certificate of incorporation of the corporation, or by any Preferred Stock Designation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote thereon, voting as a single class.

CERTIFICATE OF SECRETARY

I, the undersigned, hereby certify:

(i) that I am a duly elected, acting and qualified Secretary of Movella Holdings Inc., a Delaware corporation; and

(ii) that the foregoing bylaws, comprising 23 pages, constitute the bylaws of such corporation as duly adopted by the Board of Directors of such corporation on ___________, 2022, which bylaws became effective , 2022.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the                day of                            , 2022.

, Secretary

Exhibit F

FINAL BCA FORM

Movella HOLDINGS INC.

2022 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on [_____])

(Approved by the Stockholders on [_____])

Effective Date: [_____]

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F-i

(continued)

Movella Holdings inc.
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F-ii

(continued)

Movella Holdings inc.
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F-iii

Movella HOLDINGS INC.

2022 STOCK INCENTIVE PLAN

Section 1. ESTABLISHMENT AND PURPOSE.

The Plan is effective on the date on which the registration statement covering the initial public offering of the Shares is declared effective by the United States Securities and Exchange Commission (the “Effective Date”). The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and/or its Subsidiaries and Affiliates by providing Participants with equity ownership and other incentive opportunities.

Section 2. DEFINITIONS.

(a) “2009 Plan” means the mCube, Inc. 2009 Equity Incentive Plan.

(b) “2019 Plan” means the mCube, Inc. 2019 Equity Incentive Plan.

(c) “Affiliate” means any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under the common control with, the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(d) “Award” means any award under the Plan of an Option, a SAR, a Restricted Share, a Stock Unit, a Stock-Based Award, or a Cash-Based Award.

(e) “Award Agreement” means the written agreement between the Company and the recipient of an Award, which contains the terms, conditions, and restrictions pertaining to such Award.

(f) “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.

(g) “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.

(h) “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s termination of Service, the following: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate; (v) material violation of the Company’s policies or codes of conduct, including policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, confidentiality or other restrictive covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.

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(i) “Change in Control” means the occurrence of any of the following events:

(i)	A change in the composition of the Board occurs as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)	Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)	Any Person who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such Person’s beneficial ownership of any securities of the Company;

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(iii)	The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if Persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (f)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.

Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public or on account of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. The Committee will determine in its sole discretion whether a Change in Control has occurred.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k) “Committee” means the Compensation Committee as designated by the Board, which is authorized to administer the Plan as described in Section 3 hereof.

(l) “Company” means Movella Holdings Inc., a Delaware corporation, including any successor thereto.

(m) “Consultant” means an individual who is an active or prospective consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or an active or prospective member of the board of directors of a Parent or a Subsidiary, in each case, who is not an Employee.

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(n) “Disability” means any permanent and total disability as defined by Section 22(e)(3) of the Code, or in the case of a Participant outside the United States, such other definition as determined by the Committee for purposes of the Plan taking into consideration the provisions of applicable law.

(o) “Employee” means any individual who is a common-law, active, or prospective employee of the Company, a Parent, a Subsidiary, or an Affiliate (but not including any Outside Director).

(p) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q) “Exercise Price” means, (i) in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement, and, (ii) in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(r) “Fair Market Value” with respect to a Share means the market price of one Share determined by the Committee as follows:

(i)	If the Stock was traded over-the-counter on the date of determination, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)	If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market, or The Nasdaq Global Select Market) or national market system on the date of determination, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading with respect to the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems reasonable and appropriate.

The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.

For any date that is not a trading day, the Fair Market Value of a Share for such date shall be determined under clauses (i) and (ii) above with reference to the immediately preceding trading day. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section 422 of the Code to the extent applicable.

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(s) “ISO” means an Option intended to be an “incentive stock option” described in Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement; provided, however, that each Option designated as an ISO that fails to qualify as such pursuant to Section 422 of the Code shall be treated as an NSO.

(t) “Nonstatutory Option” or “NSO” means an Option that is not an ISO.

(u) “Option” means an option entitling the holder to acquire Shares upon payment of the exercise price and satisfaction of all vesting conditions.

(v) “Outside Director” means a current or prospective member of the Board who is not a common-law employee of, or paid consultant to, the Company, a Parent, or a Subsidiary.

(w) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Effective Date shall be a Parent commencing as of such date.

(x) “Participant” means a person who holds an Award.

(y) “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act. Notwithstanding the foregoing, for purposes of clause (ii) of the definition of Change in Control, Person but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company, a Parent, or Subsidiary, (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (iii) the Company or any Subsidiary of the Company.

(z) “Plan” means this 2022 Stock Incentive Plan of Movella Holdings Inc., as amended, restated, modified, or otherwise supplemented from time to time.

(aa) “Predecessor Plans” means the 2019 Plan and the 2009 Plan.

(bb) “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or SAR), as specified by the Committee.

(cc) “Restricted Share” means a Share subject to restrictions requiring that it be forfeited, redelivered, or offered for sale to the Company if specified performance or other vesting conditions are not satisfied awarded under the Plan.

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(dd) “Returning Shares” means Shares subject to outstanding stock-based awards granted under the Predecessor Plans that are canceled and extinguished in exchange for an Option under the Plan and that following the Effective Date: (i) are not issued because such award or portion thereof is forfeited or terminated for any reason before being exercised or settled; (ii) are not issued because such stock award or any portion thereof is settled in cash; (iii) are subject to vesting restrictions and are subsequently forfeited; (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (v) are withheld or reacquired to satisfy a tax withholding obligation.

(ee) “SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Stock of equivalent value) equal to the excess of the Fair Market Value of the Stock subject to the right over the Exercise Price from which appreciation under the SAR is to be measured.

(ff) “Section 409A” means Section 409A of the Code, including any regulations and guidance promulgated thereunder.

(gg) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(hh) “Service” means service as an Employee, Consultant, or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement.  Service terminates three months after an Employee goes on a bona fide leave of absence that was approved by the Company in writing, except where the terms of the approved leave provide otherwise, or when continued Service crediting is required by applicable law.  For purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract.  Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work.  The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan (including with respect to all determinations upon a Participant’s change in status from a full-time Employee to a part-time Employee or to a Consultant or Outside Director). Unless a different treatment is approved by the Company, vesting will be adjusted pro rata for any approved reductions in work hours (for example, from full-time to part-time) other than due to an approved leave of absence as discussed in the prior sentence (i.e., the portion of the award vesting on each vesting date is reduced pro rata based on the reduction in hours worked).  Any reference to “termination of Service” or “termination” of a Participant’s Service, means the termination of the applicable Participant’s Service with the Company and its Affiliates.

(ii) “Share” means one share of Stock as adjusted in accordance with Section 12 (if applicable).

(jj) “Stock” means the common stock, par value $0.0001 per Share, of the Company.

(kk) “Stock-Based Award” means an Award denominated in, convertible into, or otherwise based on Shares, other than an Option, a SAR, a Restricted Share, or a Stock Unit.

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(ll) “Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash measured by the value of a Share on a future date) and may be subject to the satisfaction of performance, time, and/or other vesting conditions.

(mm) “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the Code.

Section 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b) Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan, and determine all terms of such grants, in each case, with respect to all Employees, Consultants, and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or the Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards, and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or the Committee shall specify the total number of Awards that such officers may so award.

(c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	to interpret the Plan and to apply its provisions;

(ii)	to adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)	to adopt, amend, or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

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(iv)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	to determine when Awards are to be granted under the Plan;

(vi)	to select the Participants to whom Awards are to be granted;

(vii)	to determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)	to prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and the Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), whether an Option is to be classified as an ISO or as an NSO, and the provisions of the agreement relating to such Award;

(ix)	to amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	to prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	to determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	to determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)	to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting (or acceleration thereof), and/or ability to retain any Award; and

(xv)	to take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations, and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that such member of the Committee has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

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Section 4. ELIGIBILITY.

(a) General Rule. The Committee will select Participants from among Employees, Consultants, and Outside Directors. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 4(a) who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 4(a) who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the United States Treasury Regulations.

(b) Ten Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent, or a Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its stockholders, partners, or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding Options held by the Employee or by any other Person.

Section 5. STOCK SUBJECT TO PLAN; Outside director COMPENSATION limit.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued shares or treasury shares. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the sum of (i) [       1] Shares, plus (ii) any Returning Shares that become available from time to time, plus (iii) any Shares that, but for the termination of the Predecessor Plans (as applicable) immediately prior to the Effective Date, were at such time reserved and available for issuance under the Predecessor Plans but not issued or subject to outstanding awards; provided that such number of Shares shall increase on the first day of each calendar year for a period of not more than ten years beginning on January 1, 2023 and ending on (and including) January 1, 2032 in an amount equal to the lesser of (A) 5% of the total number of Shares outstanding on the last day of the immediately preceding calendar year and (B) such lesser amount of Shares (including zero), as determined by the Committee or Board prior to such calendar year (such annual increase, the “Annual Increase” and such overall limit, the “Share Limit”). Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed five times the number of Shares provided under clause (i) above plus; to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b), but nothing in this Section 5 will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

[1]	To equal 12% of outstanding equity on an as-converted basis.

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(b) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options, or SARs are forfeited, expire, or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited and do not become vested.

(c) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, stock units, or similar awards granted by another entity (including a Parent or a Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its Affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any Shares subject to substitute or assumed Awards other than Returning Shares shall not count against the Share Limit (nor shall Shares subject to such Awards, other than Returning Shares, be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

(d) Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan during any one calendar year to any Outside Director, taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (other than the calendar year in which an Outside Director commences service on the Board), will not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or, with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, $1,000,000.

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Section 6. RESTRICTED SHARES.

(a) Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect to which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other stockholders in respect of such unvested Restricted Shares.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

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Section 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant 110% for ISOs granted to Employees described in Section 4(b)), and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided that the term of an option shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

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(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by an Option or other Award until the date of the issuance of a stock certificate or other evidence of ownership for such Shares or until the Participant’s ownership of such Shares shall have been entered into the books of the registrar in the case of uncertificated stock. No adjustments shall be made, except as provided in Section 12.

(i) Modification, Extension, and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair the Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become an NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case, at such time and based upon such terms and conditions as the Committee shall establish.

Section 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b) Surrender of Stock. To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or the Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

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(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that an Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Net Exercise. To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.

(g) Promissory Note. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h) Other Forms of Payment. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.

(i) Limitations under Applicable Law. Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

Section 9. STOCK APPRECIATION RIGHTS.

(a) SAR Award Agreement. Each grant of an SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

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(b) Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR provided that the term of the SAR shall in no event exceed 10 years from the date of grant. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f) Exercise of SARs. Upon exercise of a SAR, the Participant (or any Person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash, or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification, Extension, or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair the Participant’s rights or obligations under such SAR.

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(h) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case, at such time and based upon such terms and conditions as the Committee shall establish.

Section 10. STOCK UNITS.

(a) Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A to the extent applicable to the Participant.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares, or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a number of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A, to the extent applicable to the Participant. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

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(f) Death of Participant. Any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries, provided the Committee has permitted the designation of a beneficiary and such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Committee. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company, provided the Committee has permitted the designation of beneficiaries. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If the Committee has not permitted the designation of a beneficiary, if no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company subject to the terms and conditions of the applicable Stock Unit Award Agreement.

Section 11. CASH-BASED AWARDS AND STOCK-BASED AWARDS.

The Committee may, in its sole discretion, grant Cash-Based Awards and Stock-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award or Stock-Based Awards, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award or Stock-Based Awards shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award or Stock-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

Section 12. ADJUSTMENT OF SHARES.

(a)  Adjustments.

(i)	Recapitalization Transactions. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off, or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(A)	the class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

(B)	the class(es) and number of securities covered by each outstanding Award; and/or

(C)	the Exercise Price under each outstanding Option and SAR.

(ii)	Other Adjustments. In the event of other transactions, the Committee may make such changes as provided in subsection (a)(i) herein, as it determines are necessary or appropriate to avoid distortion in the operation of the Plan.

(iii)	Committee’s Authority. The Committee’s determinations will be final, binding, and conclusive on all Persons.

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(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A, to the extent applicable, such agreement may provide for, without limitation, one or more of the following:

(i)	the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

(v)	cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)	settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks, or other contingencies;

in each case without the Participant’s consent or prior notice. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

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(d) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any potential change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the occurrence of such event.

Section 13. DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A (or an exemption therefrom), the Committee (in its sole discretion) may permit or require a Participant to:

(i)	have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)	have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.

Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

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(b) General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

Section 14. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs; provided, however, that the Company may not grant any award under the Predecessor Plans on or after the Effective Date. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

Section 15. PAYMENT OF DIRECTORs’ FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units. An Outside Director may elect to receive the Outside Director’s annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, SARs, Restricted Shares or Stock Units. The number of NSOs, SARs, Restricted Shares, or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Stock Units shall also be determined by the Board.

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2022 STOCK INCENTIVE PLAN

Section 16. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, United States state securities laws and regulations, the regulations of any stock exchange on which the Company’s securities may then be listed, and any foreign securities, exchange control, or other applicable laws, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

Section 17. TAXES.

(a) Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or the Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of the Participant’s withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that the Participant previously acquired. Such Shares shall be valued at their fair market value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to such Participant in excess of the number necessary to satisfy the maximum applicable tax withholding.

(c) Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A (and shall be interpreted and construed to comply with Section 409A). If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

Section 18. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 18 shall be void and unenforceable against the Company.

Movella Holdings INc.
2022 STOCK INCENTIVE PLAN

Section 19. PERFORMANCE-BASED AWARDS.

The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

Section 20. RECOUPMENT.

In the event that the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Committee shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, determined by the Committee, preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 20 will constitute an event giving rise to a Participant’s right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.

Section 21. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee, Outside Director or Consultant. The Company and/or its Subsidiaries, as applicable, reserve the right to terminate any person’s Service at any time and for any or no reason, with or without notice.

Section 22. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board or (ii) the date the Plan is approved the stockholders of the Company.

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2022 STOCK INCENTIVE PLAN

(b) Right to Amend the Plan. The Board may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations, or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

Section 23. AWARDS TO PARTICIPANTS outside the United States.

Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Participants outside the United States will be eligible to participate in the Plan; (b) modify the terms and conditions of any Award granted to Participants outside the United States; (c) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures, or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 3 or otherwise require stockholder approval; (d) take any action, before or after an Award is granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals; and (e) impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, Disability, retirement, or other termination of employment, available methods of exercise or settlement of an Award, payment of income tax, social insurance contributions, and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant Awards that comply with applicable laws.

Section 24. GOVERNING LAW; WAIVER OF JURY TRIAL.

The Plan and each Award Agreement and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without application of the conflicts of law principles thereof. EACH PARTICIPANT WAIVES ANY RIGHT SUCH PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE PLAN AND ANY AWARD THEREUNDER.

Section 25. SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

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2022 STOCK INCENTIVE PLAN

Section 26. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

Movella Holdings Inc.

By:
Name:
Title:

Date:

Movella Holdings INc.
2022 STOCK INCENTIVE PLAN

Exhibit G

FINAL BCA FORM

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

(Adopted by the Board of Directors on [_____])

(Approved by the Stockholders on [_____])

Effective Date: [_____]

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

G-i

(continued)

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

G-ii

(continued)

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

G-iii

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF THE PLAN.

The Plan is effective on the date on which the registration statement covering the initial public offering of the Stock is declared effective by the United States Securities and Exchange Commission (the “Effective Date”). The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new Eligible Employees, to retain the services of existing Eligible Employees, and to provide incentives for such individuals to exert maximum efforts toward the Company’s success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions.

The Company intends to make two types of offerings under the Plan: offerings that are intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to be exempt from the application and requirements of Section 409A of the Code, and to be construed accordingly (each, a “Section 423 Offering”) and offerings that are not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Non-423 Offering”). The Section 423 Offerings will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase shares of Stock under the Non-423 Offering will be granted pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee designed to achieve tax, securities laws, or any other objectives. Except as otherwise provided herein, the Non-423 Offering will operate and be administered in the same manner as the Section 423 Offering.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under the common control with, the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan. To the extent a such a committee is not appointed by the Board to administer the Plan, references to “Committee” in the Plan shall refer to the Board.

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2022 EMPLOYEE STOCK PURCHASE PLAN

(e) “Company” means Movella Holdings Inc., a Delaware corporation, including any successor thereto.

(f) “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under Sections 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable compensation (including commissions, bonuses, incentive compensation, overtime pay, and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions, or benefits received under employee benefit plans, income attributable to the exercise of stock options or any other equity awards, and similar items. The Committee shall determine whether a particular item is included in Compensation. Further, the Committee shall have the discretion to determine the application of this definition to Participants outside the United States.

(g) “Corporate Reorganization” means:

(i)	the consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(h) “Eligible Employee” means any Employee of a Participating Company who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if such individual’s participation in the Plan is prohibited by the law of any country that has jurisdiction over the employee.

(i) “Employee” means any person who is “employed” for purposes of Section 423(b)(4) of the Code by a Participating Company. However, service solely as a director, or payment of a fee for such services, will not cause a director to be considered an “Employee” for purposes of the Plan.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Fair Market Value” means the fair market value of a share of Stock, determined as follows:

(i)	if Stock was traded on any established national securities exchange, including the New York Stock Exchange or The Nasdaq Stock Market, on the date of determination, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading with respect to the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

(ii)	if the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems reasonable and appropriate.

The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

(l) “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(m)“Offering Date” means the first day of an Offering.

(n)“Offering Period” means a period during which any Offering will be effective, as determined pursuant to Section 4(a).

(o)“Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(p)“Participating Company” means (i) the Company and (ii) each present or future Subsidiary or Affiliate designated by the Committee as a Participating Company. The Committee may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Committee may also determine which Affiliates or Eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under a Non-423 Offering, and determine which Participating Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of Section 423 Offerings, only the Company and its Subsidiaries may be Participating Companies; provided, however, that at any given time, a Subsidiary that is a Participating Company in a Section 423 Offering will not be a Participating Company in a Non-423 Offering.

(q) “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

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2022 EMPLOYEE STOCK PURCHASE PLAN

(r) “Plan” means this Movella Holdings Inc. 2022 Employee Stock Purchase Plan, as it may be amended, restated, modified, or otherwise supplemented from time to time.

(s) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(t) “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(u)“Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(v) “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(w) “Stock” means the common stock, par value $0.0001 per share, of the Company.

(x) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(y) “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3. ADMINISTRATION OF THE PLAN.

(a) Administrative Powers and Responsibilities. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination, or interpretation. The Committee may adopt such rules, guidelines, and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations, and other actions of the Committee shall be final and binding on all Participants and all Persons deriving any rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

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2022 EMPLOYEE STOCK PURCHASE PLAN

(b) International Administration. The Committee may establish sub-plans (which need not qualify under Section 423 of the Code) and initiate separate Offerings for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines, and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b), and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with Section 423 of the Code.

SECTION 4. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods. While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and, as applicable, the requirements of Section 423 of the Code, including the requirement that all Eligible Employees participating in each Section 423 Offering have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed 27 months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

(b) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purpose from time to time by the Company to Eligible Employees.

(c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until the Participant ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdraws from the Plan under Section 6(a) may again become a Participant, if the Participant then is an Eligible Employee, by following the procedure described in Section 4(b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if the Participant then is an Eligible Employee. Except as otherwise provided in the terms and conditions of an Offering, when a Participant reaches the end of an Offering Period but the Participant’s participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5. EMPLOYEE CONTRIBUTIONS.

(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Section 5(b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate during the enrollment process the portion of the Eligible Employee’s Compensation that the Eligible Employee elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15% (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

(c) Changing Deduction Rate. Unless otherwise provided under the terms and conditions of an Offering, (i) a Participant may not increase the rate of payroll deductions during the Offering Period, and (ii) a Participant may discontinue or decrease the rate of payroll deductions during the Offering Period to a whole percentage of the Participant’s Compensation (including a reduction to zero) in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll deductions effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new deduction rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Section 5(b) above.

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

(d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, the Participant may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

SECTION 6. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest, except as may be required by applicable law. No partial withdrawals shall be permitted.

(b) Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until the Participant re-enrolls in the Plan under Section 4(b). Re-enrollment will become effective only at the commencement of the next Offering Period.

SECTION 7. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three months after the Participant goes on a leave, unless a contract or statute guarantees the Participant’s right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to the Participant’s Plan Account shall be paid to the Participant’s estate.

SECTION 8. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes, except where applicable law requires that amounts credited to Plan Accounts be held separately or deposited with a third party. No interest shall be credited to Plan Accounts, except as may be required by applicable law.

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2022 EMPLOYEE STOCK PURCHASE PLAN

(b) Purchase Price. The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

(i)	85% of the Fair Market Value of such share on the Purchase Date; or

(ii)	85% of the Fair Market Value of such share on the Offering Date.

The Committee may specify an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

(c) Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Section 8(c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account (rounded down to the nearest whole share, unless otherwise set forth in the terms and conditions of an Offering). Unless provided otherwise by the Committee prior to the commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is 5,000 shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amount of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued the Participant as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and the Participant’s spouse as joint tenants with right of survivorship or as community property.

(f) Unused Cash Balances. Unless otherwise set forth in the terms and conditions of an Offering, an amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest (except as may be required by applicable law), if the Participant’s participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Sections 8(c) or 8(d) above, Section 9(b), or Section 14(a) shall be refunded to the Participant in cash, without interest (except to the extent required by applicable law).

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2022 EMPLOYEE STOCK PURCHASE PLAN

(g) Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within 12 months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9. LIMITATIONS ON STOCK OWNERSHIP.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after the Participant’s election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Section 9(a), the following rules shall apply:

(i)	Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

(ii)	Each Participant shall be deemed to own any stock that the Participant has a right or option to purchase under this or any other plan; and

(iii)	Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under the Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under the Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of Section 423(b)(8) of the Code and applicable United States Treasury Regulations promulgated thereunder.

For purposes of this Section 9(b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Section 9(b) from purchasing additional Stock under the Plan, then the Participant’s employee contributions shall automatically be discontinued.

SECTION 10. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which the Participant may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign, or otherwise encumber the Participant’s rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

SECTION 11. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s at-will employment at any time and for any or no reason, with or without cause.

SECTION 12. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that the Participant may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date and such Participant’s ownership of such Stock shall have been entered into the books of the registrar or the Participant is issued a stock certificate, as applicable.

SECTION 13. SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state or non-U.S. securities laws and regulations, the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded, and any foreign securities, exchange control or other applicable laws of any country which has jurisdiction over the applicable Participant.

SECTION 14. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan is [          1] shares, plus an annual increase to be added on the first day of each of the Company’s fiscal years for a period of up to ten years, beginning with the fiscal year that begins January 1, 2023, equal to the least of (i) 1% of the outstanding shares of Stock on such date, (ii) [           2] shares, or (iii) a lesser amount (which may be zero) determined by the Committee or Board. The aggregate number of shares available for purchase under the Plan (and the limit in clause (ii) to the annual increase thereto) shall at all times be subject to adjustment pursuant to Section 14(b).

(b) Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property), in any case, in a manner that complies with Section 423 of the Code.

[1]	To equal 2% of outstanding equity on an as-converted basis.
[2]	To equal 1% of outstanding equity on an as-converted basis

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

(c) Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation, or other reorganization.

SECTION 15. AMENDMENT OR DISCONTINUANCE.

The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will have no force or effect unless approved by the stockholders of the Company within 12 months before or after its adoption. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan shall continue until the earlier to occur of (a) termination of the Plan pursuant to this Section 15 or (b) issuance of all the shares of Stock reserved for issuance under the Plan.

SECTION 16. LIMITATION ON LIABILITY.

Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its Subsidiaries, nor the Committee, nor any person acting on behalf of the Company, any of its Subsidiaries, or the Committee, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest, or other liability asserted by reason of the failure of the Plan or any option to purchase shares of Stock to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any option to purchase shares of Stock.

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

SECTION 17. UNFUNDED PLAN.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any option to purchase shares of Stock. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

SECTION 18. OFFER TO PARTICIPANTS OUTSIDE THE UNITED STATES.

Notwithstanding any provision of the Plan to the contrary, to comply with applicable law in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Employees outside the United States will be Eligible Employees under the Plan; (b) modify the terms and conditions of any Offering to Eligible Employees outside the United States; (c) establish sub-plans and modify terms, procedures, and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures, or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 3 or otherwise require stockholder approval; (d) take any action, before or after options to purchase shares of Stock are granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals; and (e) impose conditions on participation in the Plan and/or the purchase of shares of Stock in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on eligibility to participate in an Offering, on termination of employment, available methods of contribution, payment of income tax, social insurance contributions, and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures, and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant options to purchase shares of Stock that comply with applicable laws.

SECTION 19. GOVERNING LAW; WAIVER OF JURY TRIAL.

The Plan and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without application of the conflicts of law principles thereof. EACH PARTICIPANT WAIVES ANY RIGHT SUCH PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE PLAN AND ANY AWARD THEREUNDER.

SECTION 20. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

Movella Holdings Inc.

By:
Name:
Title:
Date:

Movella HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN